                            STOCK PURCHASE AGREEMENT

                           DATED AS OF AUGUST 28, 1997

                                 BY AND AMONG

                       THE TRIUMPH GROUP OPERATIONS, INC.,

                                HYDRO-MILL CO.,

                            GLORIA WELLS-HANDELMAN,

                     HANDELMAN CHARITABLE REMAINDER UNITRUST

                                      AND

                        WELLS CHARITABLE REMAINDER UNITRUST

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                             TABLE OF CONTENTS

                                                                        Page
                                                                        ----
  1.  DEFINITIONS ...................................................     1
    Balance Sheet ...................................................     1
    Base Net Operating Assets .......................................     1
    Best Efforts ....................................................     1
    Business Day ....................................................     1
    Buyer ...........................................................     1
    Certificates ....................................................     2
    Closing .........................................................     2
    Closing Balance Sheet ...........................................     2
    Closing Date ....................................................     2
    Closing Net Operating Assets ....................................     2
    Closing Purchase Price Payment ..................................     2
    Company .........................................................     2
    Consent .........................................................     2
    Contract ........................................................     2
    Damages .........................................................     2
    Deferred Payment ................................................     2
    Encumbrance .....................................................     2
    Environment .....................................................     2
    Environmental, Health, and Safety Liabilities ...................     2
    Environmental Law ...............................................     2
    ERISA ...........................................................     3
    Escrow Account ..................................................     3
    Escrow Agent ....................................................     3
    Escrow Agreement ................................................     3
    Escrow Amount ...................................................     3
    Escrow Fund .....................................................     4
    Facilities ......................................................     4
    Final Closing Net Asset Value ...................................     4
    Final Purchase Price Payment ....................................     4
    Financial Statements ............................................     4
    GAAP ............................................................     4
    Governmental Authorization ......................................     4
    Hazardous Activity ..............................................     4
    Hazardous Materials..............................................     4
    HSR Act .........................................................     4
    IRC .............................................................     5
    IRS .............................................................     5
    Indemnified Persons .............................................     5
    Knowledge .......................................................     5
    Legal Requirement ...............................................     5
    Material Adverse Change .........................................     5
    Material Adverse Effect .........................................     5
    Net Operating Assets ............................................     5
    Non-Compete Payment .............................................     5
    Occupational Safety and Health Law ..............................     5
    Open Orders .....................................................     6
    Order ...........................................................     6
    Pay-Off Statements ..............................................     6
    Permitted Encumbrances ..........................................     6
    Person ..........................................................     6

                                           i

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                             TABLE OF CONTENTS (Continued)

                                                                        Page
                                                                        ----
    Plan ............................................................     6
    Policies ........................................................     6
    Preliminary Closing Balance Sheet ...............................     6
    Preliminary Closing Balance Sheet ...............................     6
    Preliminary Net Operating Assets ................................     6
    Proceeding ......................................................     6
    Purchase Price ..................................................     7
    Purchase Price Indebtedness .....................................     7
    Related Person ..................................................     7
    Release .........................................................     7
    Representative ..................................................     7
    Securities Act ..................................................     8
    Shares ..........................................................     8
    Tax .............................................................     8
    Tax Return ......................................................     8
    Threat of Release ...............................................     8
    Threatened ......................................................     8

  2.   SALE AND TRANSFER OF SHARES; CLOSING .........................     8
    2.1  Shares .....................................................     8
    2.2  Purchase Price .............................................     8
    2.3  Adjustments to Purchase Price ..............................     9
    2.4  Closing ....................................................    10
    2.5  Closing Obligations ........................................    11

  3.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY .....   11
    3.1  Organization and Good Standing ..............................   11
    3.2  Authority and Legal Capacity; Due Authorization,
         Execution and Delivery; No Conflict .........................   12
    3.3  Capitalization ..............................................   13
    3.4  Financial Statements ........................................   13
    3.5  Books and Records ...........................................   13
    3.6  Title to Properties; Encumbrances ...........................   14
    3.7  Condition and Sufficiency of Assets .........................   14
    3.8  Accounts Receivable .........................................   14
    3.9  Open Orders .................................................   15
    3.10 Inventory ...................................................   15
    3.11 No Undisclosed Liabilities ..................................   15
    3.12 Taxes .......................................................   16
    3.13 No Material Adverse Change ..................................   16
    3.14 Employee Benefits ...........................................   16
    3.15 Compliance With Legal Requirements ..........................   20
    3.16 Legal Proceedings; Orders ...................................   20
    3.17 Absence of Certain Changes and Events .......................   20
    3.18 Contracts; No Defaults ......................................   21
    3.19 Insurance ...................................................   22
    3.20 Environmental Matters .......................................   22
    3.21 Labor Relations; Compliance .................................   24
    3.22 Intellectual Property .......................................   24
    3.23 Certain Payments ............................................   25
    3.24 Product Liability ...........................................   26

                                          ii
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                             TABLE OF CONTENTS (Continued)

                                                                        Page
                                                                        ----
    3.25 Disclosure ..................................................   26

  4.  REPRESENTATIONS AND WARRANTIES OF BUYER ........................   26
    4.1  Organization, Good Standing and Capitalization ..............   26
    4.2  Authority; Due Authorization, Execution and Delivery ........   26
    4.3  No Conflict .................................................   26
    4.4  Investment Intent ...........................................   27
    4.5  Certain Proceedings .........................................   27
    4.6  Availability of Funds .......................................   27

  5.  COVENANTS OF STOCKHOLDERS AND THE COMPANY ......................   27
    5.1  Access and Investigation ....................................   27
    5.2  Operation of the Businesses of the Company ..................   27
    5.3  Negative Covenant ...........................................   27
    5.4  Required Approvals ..........................................   28
    5.5  Payment of Indebtedness by Related Persons ..................   28
    5.6  No Negotiation ..............................................   28
    5.7  Notification ................................................   28
    5.8  Legal Requirements ..........................................   29
    5.9  Tax Returns .................................................   29

  6.  COVENANT OF BUYER ..............................................   29

  7.  EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS ...................   30
    7.1  Employment ..................................................   30
    7.2  No Third Party Beneficiary Rights ...........................   31

  8.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE ............   31
    8.1  Accuracy of Representations .................................   31
    8.2  Stockholders' Performance ...................................   31
    8.3  Approvals and Consents ......................................   31
    8.4  Delivery of Documents .......................................   31
    8.5  No Material Adverse Change ..................................   32
    8.6  No Injunction ...............................................   32
    8.7  No Proceedings ..............................................   32
    8.8  Corporate Action ............................................   32
    8.9  HSR Notification ............................................   32

  9.  CONDITIONS PRECEDENT TO STOCKHOLDERS' OBLIGATION TO CLOSE ......   32
    9.1  Accuracy of Representations .................................   32
    9.2  Buyer's Performance .........................................   33
    9.3  Approvals and Consents ......................................   33
    9.4  Delivery of Documents .......................................   33
    9.5  No Injunction ...............................................   33
    9.6  HSR Notification ............................................   33

  10.  TERMINATION ...................................................   33
    10.1 By Buyer ....................................................   33
    10.2 By Stockholders .............................................   34
    10.3 Effect of Termination .......................................   34

                                         iii
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                             TABLE OF CONTENTS (Continued)

                                                                        Page
                                                                        ----
  11.  INDEMNIFICATION; REMEDIES .....................................   34
    11.1   Survival ..................................................   34
    11.2   Indemnification and Payment of Damages by the
           Stockholders ..............................................   35
    11.3   Indemnification and Payment of Damages by Buyer ...........   36
    11.4   Procedure For Indemnification -- Third Party Claims .......   36
    11.5   Limitation of Indemnification .............................   37
    11.6   Procedure For Indemnification-- Other Claims ..............   38
    11.7   Release of Claims .........................................   38
    11.8   Pursuit of Remedies .......................................   38
    11.9   Reduced Period for Claims .................................   39
    11.10  Resolution of Claims; Court Costs and Other Expenses ......   39

  12.  RIGHT OF SETOFF ...............................................   40

  13.  GENERAL PROVISIONS ............................................   40
    13.1   Expenses ..................................................   40
    13.2   Public Announcements ......................................   40
    13.3   Confidentiality ...........................................   41
    13.4   Notices ...................................................   41
    13.5   Further Assurances ........................................   42
    13.6   Waiver ....................................................   42
    13.7   Entire Agreement and Modification .........................   42
    13.8   Assignments, Successors, And No Third-Party Rights ........   42
    13.9   Severability ..............................................   43
    13.10  Section Headings, Construction ............................   43
    13.11  Governing Law .............................................   43
    13.12  Counterparts ..............................................   43


  Schedule 2.2  Stockholders Allocations
  Schedule 3.2  Stockholders and the Company's Conflicts
  Schedule 3.6  Title to Properties and Encumbrances
  Schedule 3.8  Accounts Receivable
  Schedule 3.9  Open Orders
  Schedule 3.11 Undisclosed Liabilities
  Schedule 3.13 Material Adverse Changes
  Schedule 3.14 Employee Benefits
  Schedule 3.15 Legal Requirements
  Schedule 3.16 Legal Proceedings
  Schedule 3.17 Absence of Certain Charges
  Schedule 3.18 Contracts
  Schedule 3.20 Environmental Matters
  Schedule 3.22 Intellectual Property
  Schedule 4.3  Buyer's Conflicts

  Exhibit 2.5(d) Form of Escrow Agreement
  Exhibit 8.4(a) Form of Legal Opinion of Stockholders' Counsel
  Exhibit 8.4(b) Form of Stockholders' and the Company's Certificates
  Exhibit 8.4(c) Form of Employment Agreement

                                          iv

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                             TABLE OF CONTENTS (Continued)

                                                                        Page
                                                                        ----
  Exhibit 8.4(d) Form of Non-Competition Agreement
  Exhibit 9.4(b) Form of Buyer's Certificate
  Exhibit 11.7   Form of Release

                               STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 28th day of August, 1997, by and among The Triumph Group Operations, Inc., a Delaware corporation, ("Buyer"), Hydro-Mill Co., a California corporation (the "Company"), Gloria Wells-Handelman ("Wells-Handelman"), Handelman Charitable Remainder Unitrust, Gloria Wells-Handelman, as Trustee ("Handelman Trust"), and Wells Charitable Remainder Unitrust, Gloria Wells-Handelman as Trustee ("Wells Trust") (with Wells-Handelman, Handelman Trust and Wells Trust, hereinafter collectively referred to as the "Stockholders").

                                     RECITALS

    The Company is located in Chatsworth, California, and operates two facilities engaged in providing precision machined parts and assemblies to the aerospace industry. All of the issued and outstanding shares of capital stock of the Company are owned by the Stockholders.

    The Stockholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of common stock, par value $1.00 of the Company (the "Shares"), for the consideration and on the terms set forth in this Agreement.

                                      AGREEMENT

    The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1:

    "Balance Sheet" has the meaning set forth in Section 3.4.

    "Base Net Operating Assets" has the meaning set forth in Section 2.3(b).

    "Best Efforts" means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided that such efforts shall not require the unreasonable payment of consideration.

    "Business Day" means a day on which commercial banks are open for business in Philadelphia, Pennsylvania.

    "Buyer" has the meaning set forth in the first paragraph of this Agreement.

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    "Certificates" has the meaning set forth in Section 2.5(a).

    "Closing" has the meaning set forth in Section 2.4.

    "Closing Balance Sheet" has the meaning set forth in Section 2.3.

    "Closing Date" means the date and time as of which the Closing actually takes place.

    "Closing Net Operating Assets" has the meaning set forth in Section
2.3(b).

    "Closing Purchase Price Payment" has the meaning set forth in Section
2.2(a).

    "Company" has the meaning set forth in the first paragraph of this Agreement.

    "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

    "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

    "Damages" has the meaning set forth in Section 11.2.

    "Deferred Payment" has the meaning set forth in Section 2.2(c).

    "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

    "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

    "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

    "Environmental Law" means any Legal Requirement that requires or relates to:

    (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

    (b) preventing or reducing to acceptable levels the release of pollutants, contaminants or hazardous substances or materials into the Environment or the exposure of members of the public or the Environment to pollutants, contaminants, or hazardous substances or materials;

    (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

    (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

    (e) protecting resources, species or ecological amenities;

    (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

    (g) investigating or cleaning up pollutants or hazardous or regulated substances that have been released, removing or preventing the threat of release or paying the costs of such investigation, clean up, removal or prevention; or

    (h) making responsible parties pay governmental authorities or private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Escrow Account" has the meaning set forth in Section 2.5(d).

    "Escrow Agent" has the meaning set forth in Section 2.5(d).

    "Escrow Agreement" has the meaning set forth in Section 2.5(d).

    "Escrow Amount" means an amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000) to be held in escrow pursuant to the Escrow Agreement.

    "Escrow Fund" has the meaning set forth in Section 2.5(d).

    "Facilities" means any real property, leaseholds or other interests currently owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned or operated by the Company including, without limitation, the real property and leaseholds listed on Schedule 3.6.

    "Final Closing Balance Sheet" has the meaning set forth in Section 2.3(e).

    "Final Closing Net Asset Value" has the meaning set forth in Section
2.3(e).

    "Final Purchase Price Payment" has the meaning set forth in Section
2.3(e).

    "Financial Statements" has the meaning set forth in Section 3.4.

    "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet was prepared.

    "Governmental Authorization" means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

    "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

    "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the IRC or any successor law.

    "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

    "Indemnified Persons" has the meaning set forth in Section 11.2.

    "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving, as of the date of this Agreement, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

    "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other judicial or administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

    "Material Adverse Change" means any material adverse change in the condition (financial or other), properties, assets, or business of the Company taken as a whole.

    "Material Adverse Effect" means an effect that would result in a change in the condition (financial or other), properties, assets, or business of the Company taken as a whole, which is likely to result in any loss, claim, obligation, action, damage, penalty, liability, cost, expense or other adverse monetary effect in an amount equal to or greater than $100,000.

    "Net Operating Assets" means the total assets of the Company minus all current liabilities of the Company (except Purchase Price Indebtedness including accrued interest) all as determined in accordance with GAAP applied consistently with the Company's past practices and policies. Closing Net Operating Assets will be determined using the same accounting principles consistently applied as used by KPMG Peat Marwick, LLP in preparing the audited Balance Sheet.

    "Non-Compete Payment" has the meaning set forth in Section 2.2(b).

    "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

    "Open Orders" means orders for goods and services with customers of the Company under which the Company has unperformed delivery requirements, together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated with such orders.

    "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator.

    "Pay-Off Statements" has the meaning set forth in Section 2.3(a).

    "Permitted Encumbrances" means (i) liens for current state and local property taxes or assessments not yet due or delinquent or which are being contested in good faith; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company; (iii) exceptions shown on the surveys furnished by the Company to Buyer or otherwise disclosed on a Schedule on or before the date hereof or which do not have a Material Adverse Effect individually or in the aggregate;
(iv) mortgages on the landlord's interest in property leased to the Company;
(v) liens and encumbrances reflected in the Balance Sheet other than those liens and encumbrances securing the Purchase Price Indebtedness if such liens and encumbrances remain after Closing; (vi) liens or encumbrances incurred or created since the date of the Preliminary Closing Balance Sheet incurred in the ordinary course of business and which do not have a Material Adverse Effect individually or in the aggregate; and (vii) such other non-monetary liens, encroachments, easements, reservations of oil and mineral rights, imperfections of title, building and other restrictions, rights of way, land use ordinances and zoning plans which do not have a Material Adverse Effect individually or in the aggregate.

    "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

    "Plan" has the meaning set forth in Section 3.13.

    "Policies" has the meaning set forth in Section 3.19.

    "Preliminary Closing Balance Sheet" has the meaning set forth in Section 2.3(c).

    "Preliminary Net Operating Assets" has the meaning set forth in Section
2.3(c)

    "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

    "Purchase Price" has the meaning set forth in Section 2.2.

    "Purchase Price Indebtedness" means all indebtedness for borrowed money of the Company owed to Mellon Bank, N. A. as reflected in the Pay-Off Statements and including any pre-payment penalties.

    "Related Person" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). "Related Person" means with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar
capacity);    (d) any Person in which such specified Person holds a Material
Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

    "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

    "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

    "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Shares" has the meaning set forth in the Recitals of this Agreement.

    "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty) deficiency, or other fee, and any related charge or amount including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

    "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

    "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

    "Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written demand or statement has been made or any written notice has been given that would lead a reasonable Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING.

    2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholders will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from the Stockholders.

    2.2 Purchase Price. The purchase price for the Shares will be the following (the "Purchase Price"):

    (a) $31,760,000, as adjusted pursuant to Section 2.3 and less the Escrow Amount payable in cash at the Closing and allocated among the Stockholders as provided on Schedule 2.2 (the "Closing Purchase Price Payment);

    (b)  The Escrow Amount deposited with the Escrow Agent on the Closing
Date; and

    (c) $1,000,000 (the "Deferred Payment"), payable to the Stockholders as provided in Schedule 2.2 on the first anniversary of the Closing Date. The Deferred Payment shall not accrue any interest.

    2.3  Adjustments to Purchase Price.

    (a) The Purchase Price shall be decreased by one dollar for each dollar of Purchase Price Indebtedness, as reflected in pay off statements provided by Mellon Bank, N.A. on the Closing Date ("Pay-Off Statements").

    (b) The Purchase Price shall be further adjusted, either upward or downward on a dollar-for-dollar basis, for any change in the Net Operating Assets of the Company as of the close of business (taking into account all sales shipped on such date) on August 31, 1997 (the "Closing Net Operating Assets"), as compared to the Net Operating Assets of the Company as of December 31, 1996 (the "Base Net Operating Assets").

    (c) Prior to the Closing, Stockholders shall furnish to Buyer unaudited financial statements for the Company as of the close of business on July 31, 1997 prepared in accordance with GAAP, properly and consistently applied, including a balance sheet at July 31, 1997 (the "Preliminary Closing Balance Sheet"), and a calculation of any required adjustment to the Purchase Price based on the Preliminary Closing Balance Sheet, as if the Closing had occurred on that date. The amount payable to the Stockholders at the Closing pursuant to Section 2.2(a) shall be increased or decreased, as appropriate, to reflect any increase or decrease in the Net Operating Assets of the Company, as reflected on the Preliminary Closing Balance Sheet (the "Preliminary Closing Net Operating Assets"), as compared to the Base Net Operating Assets.

    (d) After delivery to Buyer of the Preliminary Closing Balance Sheet, Buyer and its Representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Preliminary Closing Balance Sheet and to consult with Stockholders, the Company and their Representatives, if necessary, regarding the methods used in the preparation of the Preliminary Closing Balance Sheet.

    (e) Promptly following the Closing Date, but not longer than 30 days, Buyer shall prepare and furnish to Stockholders a balance sheet of the Company as of the Closing Date (the "Final Closing Balance Sheet") showing the Net Operating Assets of the Company as of such date (the "Final Closing Net Operating Assets"). Following the determination of the Final Closing Net Operating Assets, the Purchase Price shall be increased or decreased, as appropriate, to reflect any increase or decrease in the Final Closing Net Operating Assets as compared to the Base Net Operating

Assets as determined in accordance with Section 2.3(b). If such determination indicates an additional amount is due Stockholders, Buyer shall pay to Stockholders such additional amount within ten (10) Business Days of the delivery of the Final Closing Balance Sheet (the "Final Purchase Price Payment"). If such determination indicates that the Purchase Price paid to the Stockholders at the Closing exceeds the amount due the Stockholders hereunder, subject to Section 2.3(f) the excess shall be repaid to Buyer from the Escrow Fund upon joint written instruction of Buyer and Stockholders to the Escrow Agent within ten (10) Business Days following receipt of the Final Closing Balance Sheet.

    (f) In the event Stockholders dispute the calculation of the Final Closing Net Operating Assets, Stockholders shall notify Buyer in writing of such dispute and the basis therefor within ten (10) Business Days and Buyer and Stockholders shall attempt to resolve such dispute for a period of thirty
(30) days. In the event Buyer and Stockholders are unable to resolve such dispute within thirty (30) days, they shall reduce to writing those points on which they agree and those points on which they disagree and shall (i) retain as arbitrator Deloitte & Touche, provided neither Buyer, Stockholders nor the Company has an existing relationship with them, or failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by Buyer and Stockholders to review such matters as to which the parties have not agreed in writing and (ii) request such arbitrator to act as promptly as practicable in accordance with the rules to be established by Buyer, Stockholders and such arbitrator to resolve all such disputed matters within thirty (30) days after being retained. The decision of the arbitrator shall be issued in writing to both Buyer and Stockholders and shall be final, non-appealable and binding on Stockholders and Buyer, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Stockholders and one-half by Buyer. The obligations of the Buyer to pay any additional amount on account of the Purchase Price and of the Stockholders to return any previously paid amounts pursuant to Section 2.3(e) shall be deferred until the issuance of the arbitrator's decision. In the event Buyer is required to pay Stockholders any additional amount as a result of the arbitrator's decision, Buyer shall pay such additional amount to Stockholders within ten
(10) Business Days. Any amount owed to the Buyer by the Stockholders as determined by the arbitrator shall be paid to Buyer from the Escrow Fund within ten (10) Business Days of the arbitrator's decision.

    2.4 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of the Company at 7:00 a.m. (local time), on September 2, 1997, with the wire transfer of the Closing Purchase Price Payment to be initiated by Buyer to accounts designated by Stockholders in writing before 8:00 a.m. Pacific Daylight Savings Time. If the Closing Purchase Price Payment is not received by Stockholders on the Closing Date, Buyer shall pay interest to the Stockholders at the rate of 6% per annum from and including the Closing Date to the date that the wire transfer is received by Stockholders, provided, that no such interest shall be payable if (1) the Stockholders or anyone of them have been the cause of such delay or (2) Buyer has initiated the wire as provided above.

    2.5  Closing Obligations.  At the Closing:

    (a) The Stockholders will deliver to Buyer certificates representing the Shares, accompanied by duly executed stock powers (the "Certificates"), for transfer to Buyer.

    (b) Buyer will deliver to Mellon Bank, N.A. an amount equal to the Purchase Price Indebtedness owed such lender by the Company as set forth in the Pay-Off Statements by wire transfer to an account or accounts specified by such lender.

    (c) Buyer will deliver to the Stockholders an amount equal to the Closing Purchase Price Payment by wire transfer to an account specified by the Stockholders.

    (d) Buyer shall deposit in an account (the "Escrow Account") the Escrow Amount (together with income earned thereon, the "Escrow Fund") in accordance with an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit 2.5(d) among Buyer, Stockholders and a bank, trust company or similar institution named by Stockholders, as Escrow Agent (the "Escrow Agent"). The Escrow Fund shall be payable to Stockholders as provided in the Escrow Agreement on the first anniversary of the Closing Date. Buyer shall pay all fees and expenses in connection with the Escrow Fund including without limitation fees due to the Escrow Agent. The Escrow Fund shall be invested as Stockholders shall determine so long as the Escrow Fund shall hold investments of the type and quality which could be purchased and held by a charitable remainder trust such as the Wells Trust and the Handelman Trust.

    (e) Without in any way limiting Buyer's rights and remedies under Sections 11 or 12 of this Agreement, Buyer shall have recourse in accordance with the provisions of the Escrow Agreement until the first anniversary of the Closing Date to the Escrow Fund for payments due to Buyer from Stockholders under Sections 2.3(e) and (f) and 11; provided, however, that Buyer shall only have recourse to the Escrow Fund after Buyer has exercised its right of set-off against the Deferred Payment as provided in Section 12.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY. Subject to the last paragraph of Section 11.2 and to Section 11.8, the Wells Trust and the Handelman Trust represent and warrant to Buyer and Wells-Handelman and the Company jointly and severally represent and warrant to Buyer that:

    3.1  Organization and Good Standing.

    (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect individually or in the aggregate on the operations or assets of the Company.

    (b) The Company has delivered to Buyer copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect.

    3.2 Authority and Legal Capacity; Due Authorization, Execution and Delivery; No Conflict.

    (a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, subject to the conditions set forth herein, have been duly authorized by all necessary corporate action on the part of the Company. Each Stockholder has the full power and legal right and authority to execute and deliver this Agreement and to perform her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholders and the Company.
 This Agreement constitutes the legal, valid and binding obligation of Stockholders and the Company, enforceable against Stockholders and Company in accordance with its terms.

    (b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any obligations hereunder will, directly or indirectly (i) contravene, conflict with or result in a violation of the charter or Bylaws of the Company or the trust agreements of Stockholders which are trusts; (ii) contravene, conflict with or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Stockholders or the Company, or any of the assets owned or used by the Company, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract. Except as set forth in Schedule 3.2, Stockholders and the Company are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

    3.3 Capitalization. The authorized equity securities of the Company consist of 2,000,000 shares of Common Stock, $1.00 par value per share ("Common Stock"), of which 1,000,000 shares of Common Stock are currently issued and outstanding, which, in the aggregate, constitute the Shares. The Stockholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. There are no Contracts relating to the issuance or transfer of any equity securities or other securities of the Company and no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company neither owns nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

    3.4 Financial Statements. The Company has delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years 1994 through 1995, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants, (b) an audited balance sheet of the Company as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants, and (c) the Preliminary Closing Balance Sheet and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the seven months then ended, including in each case the notes thereto. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

    3.5 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. No meeting of any Stockholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company has been held for which minutes have not been prepared and are not contained in the minute books of the Company except where the failure to have such minutes does not have a Material Adverse Effect individually or in the aggregate.

The Board of Directors of the Company or any committee of the Board of Directors of the Company has not authorized the guaranty or surety by the Company of any obligations or liabilities of any third parties or any Related Parties of the Company or any officer, director, employee or shareholder of the Company.

    3.6 Title to Properties; Encumbrances. Schedule 3.6 contains a true and complete list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.6, Real property, including leaseholds and other interests therein owned by the Company, are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except minor imperfections of title, if any, other than Permitted Encumbrances. Except as set forth on Schedule 3.6, all buildings, plants and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person, except where any such encroachments or conflicts do not have a Material Adverse Effect individually or in the aggregate.

    3.7 Condition and Sufficiency of Assets. To the Knowledge of the Company and the Stockholders, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair normal wear and tear excepted and are adequate for the uses to which they are being put except where such inadequacy does not have a Material Adverse Effect individually or in the aggregate, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. To the Knowledge of the Company and the Stockholders, the building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing. No representation or warranty is made about equipment not currently in use by the Company.

    3.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Preliminary Closing Balance Sheet (collectively, the "Accounts Receivable") represented or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet, the Preliminary Closing Balance Sheet or the Closing

Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Preliminary Closing Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 contains a true and complete list of all Accounts Receivable as of the date of the Preliminary Closing Balance Sheet, which list sets forth the aging of such Accounts Receivable.

    3.9 Open Orders. All Open Orders are valid, binding and in full force and effect and neither the Company nor, to the Knowledge of the Company and the Stockholders, the other party thereto is in default thereunder. Schedule
3.9 is a true and complete list of all Open Orders showing contract/purchase order numbers, names of corresponding customers and the respective amount of each order as of June 30, 1997. None of the Open Orders contains any provision giving any Person the right to terminate such Open Order by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and none of the terms of any Open Order will be adversely affected in any material respect by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company has no obligation to make any payments to representatives or any other Person on or with respect to Open Orders.

    3.10 Inventory. All inventory of the Company, as reflected in the Balance Sheet or the Preliminary Closing Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, the Preliminary Closing Balance Sheet or on the Closing Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quality and quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are saleable in the normal course of the business of the Company and are not excessive in kind and amount, but are reasonable in the present circumstances of the Company's operations.

    3.11 No Undisclosed Liabilities. Except as set forth in Schedule 3.11, to the Knowledge of the Company and the Stockholders, the Company has no liabilities or obligations of any nature whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Preliminary Closing Balance Sheet, and the Closing Balance Sheet.

    3.12 Taxes.

    (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. The Company has made available to Buyer copies of all such Tax Returns filed since 1994. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Closing Balance Sheet.

    (b) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed Tax assessment against the Company except as disclosed in the Closing Balance Sheet. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

    3.13 No Material Adverse Change. Except as disclosed on Schedule 3.13, since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of the Company, and no event has occurred or circumstance exists that could result in such a Material Adverse Change.

    3.14 Employee Benefits.

         (a) For purposes of this Section 3.14, the following terms have the meanings set forth below:

         "Company Plan" means all Plans which the Company or an ERISA Affiliate of the Company sponsors or maintains, or to which the Company or an ERISA Affiliate of the Company otherwise contributes, or in which the Company or an ERISA Affiliate of the Company otherwise participates. All references to Plans are to Company Plans unless the context requires otherwise.

         "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

         "ERISA Affiliate" means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under IRC Section 414.

         "Multiemployer Plan" has the meaning set forth in ERISA Section
3(37)(A).

         "Pension Plan" has the meaning set forth in ERISA

Section 3(2).

         "Plan" means (i) an "employee benefit plan" within the meaning of ERISA Section 3(3), (ii) any severance, bonus, stock option, stock purchase, incentive compensation or deferred compensation arrangement, including but not limited to any such arrangement, contained in an employment agreement,
(iii) any plan or policy providing for "fringe benefits" to employees of the Company, including but not limited to vacation, paid holidays, permanent leave. employee discounts, educational benefits or similar programs, (iv) any employment agreement, or each oral or written contract, commitment and understanding with each current or former director, officer, employee or stockholder or any associate or relative of any thereof, which is not immediately terminable without cost or other liability to Buyer and (v) any funding or insurance arrangement for workers' compensation benefits.

         "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

         "Welfare Plan" has the meaning set forth in ERISA Section 3(1).

         (b) Schedule 3.14 contains a true and complete list of all Company Plans and Company VEBAs which the Company or any ERISA Affiliate sponsors or maintains, or in which the Company or any ERISA Affiliate participates, or to which the Company or any ERISA Affiliate contributes and in which employees of the Company participate, and identifies as such all Company Plans that are severance or deferred compensation arrangements (including such arrangements contained within an employment agreement) other than Qualified Plans.

         (c) With respect to Company Plans and Company VEBAs identified in
Schedule 3.14, the Company has delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

              (i) true, correct and complete copies of all documents creating or evidencing any Plan, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or distributed to Plan participants or employees (including, without limitation, summary plan descriptions, Forms 5500 (including all schedules and attachments hereto) and summary annual reports for the past three (3) years for all Plans subject to ERISA). In the case of a Plan which is unwritten or consists of an oral agreement, a true, correct and accurate summary of such Plan or oral agreement shall be provided.

              (ii) all registration statements filed with the Securities and Exchange Commission with respect to any Company Plan;

              (iii) the current insurance policies purchased by or to provide benefits under any Company Plan;

              (iv) all material written Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Plan or Company VEBA;

              (v) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company or any Company Plan within the two years preceding the date of this Agreement; and

              (vi) The most recent IRS determination letter for each Company Plan that is a Qualified Plan and the IRS letter recognizing the tax exempt status of each Company VEBA.

         (d) Neither the Company nor any ERISA Affiliate is, or has at any time been, a party to any Multiemployer Plan or is, or has at any time been, required to contribute to any such Multiemployer Plan.

         (e) Neither the Company nor any ERISA Affiliate has at any time sponsored or maintained, directly or indirectly, a Title IV Plan or an employee pension benefit plan that is or was subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

         (f) With respect to employees of the Company, except as set forth in
Schedule 3.14:

              (i) The Company has performed, in all material respects, its respective obligations under all Company Plans and Company VEBAs, and each Company Plan and Company VEBA has been administered in all material respects in accordance with its terms. The Company has made appropriate entries in its financial records and statements for all material amounts of obligations and liabilities under such Plans and VEBAs that have accrued but are not due.

              (ii) The Company, with respect to all Company Plans and Company VEBAs, is and each Company Plan and Company VEBA in which the Company participates or to which it contributes is in material compliance with ERISA, the IRC and other applicable laws, including the provisions of such laws expressly mentioned in this Section 3.14, including that:

              (A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

              (B) Neither the Company nor, to the Company's knowledge, any fiduciary with respect to any Plan has any liability (whether joint or several) for any excise tax imposed by Sections 4975, 4976, 4977, 4979, 4980A or 4980D of the IRC, or (iv) to a fine under Section 502 of ERISA.

              (C) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

              (D) All contributions and payments made or accrued with respect to all Company Plans and Company VEBAs are deductible under IRC
Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA is subject to tax as unrelated business taxable income.

         (iii) Other than claims for benefits submitted by participants or beneficiaries and Qualified Domestic Relations Orders (as defined in IRC
Section 414(p), no claim against, or Proceeding involving, any Company Plan or Company VEBA is pending or, to the Knowledge of Stockholders and the Company, is Threatened.

         (iv) Each Plan intended to qualify under Section 401(a) of the IRC is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status, the Internal Revenue Service has not threatened to revoke any favorable determination or opinion letter with respect to such Plan, and nothing has occurred since the date of the most recent determination letter to cause the loss or potential loss of any Plan's qualification.

         (v) Except to the extent required under ERISA Section 601 et seq.
and IRC Section 4980B or state law conversion or continuation rights, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

         (vi) The Company has substantially complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B relating to COBRA continuation coverage, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996 to the extent legally required to do so.

         (vii) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date. With respect to periods from the close of the most recent plan year through the Closing Date with respect to the Plans, all insurance premiums due or payable through the Closing Date have been or will be paid in full, and no such premium is overdue or in a grace period for late payment.

    3.15 Compliance With Legal Requirements.  Except as set forth in Schedule
3.15 and except for compliance matters involving Environmental Laws which are dealt with in Section 3.20, (i) the Company is in compliance with each Legal Requirement that is applicable to it, except where the failure so to comply could not, in the aggregate, have a Material Adverse Effect on the operations or assets of the Company; and (ii) the Company has not received, at any time since February 1, 1993, any written notice or other written communication from any governmental body regarding any actual or potential material violation of, or material failure to comply with, any Legal Requirement except where such failure could not have a Material Adverse Effect individually or in the aggregate on the operations or assets of the Company.
Schedule 3.15 contains a complete and accurate list of each Governmental Authorization that is material to the operation or assets of the Company and that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Schedule 3.15 is valid and in full force and effect and will remain in full force and effect following consummation of the transaction described in this Agreement.

    3.16 Legal Proceedings; Orders.

    (a) Except as set forth in Schedule 3.16, there is no pending Proceeding
(i) that has been commenced by or against the Company, other than those that could not, in the aggregate, have a Material Adverse Effect individually or in the aggregate on the operations or assets of the Company; or (ii) that challenges, or that may have the effect of preventing or delaying, any of the transactions contemplated by this Agreement; and, to the Knowledge of Stockholders and Company, no such Proceeding has been Threatened.

    (b) Except as set forth in Schedule 3.16, there is no Order to which the Company, or any of the assets owned or used by it, is subject that could have a Material Adverse Effect individually or in the aggregate on the operations or assets of the Company.

    3.17 Absence of Certain Changes and Events.  Except as set forth in
Schedule 3.17, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

    (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

    (b) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company;

    (c) except in the ordinary course of business consistent with past practice (which transactions are set forth on Schedule 3.16), entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction, involving a total remaining commitment by or to the Company of at least $25,000; or

    (d) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company.

    3.18 Contracts; No Defaults.

    (a) Schedule 3.18 contains a true and complete list of:

         (i) each Contract that involves performance of services or delivery of goods or materials to or by the Company of an amount or value in excess of $25,000 (other than the purchase of inventory in the ordinary course of business);

         (ii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $25,000;

         (iii) each Contract with any employee and each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

         (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

         (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation of a nondisclosure of intellectual property;

         (vi) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person; and

         (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company to engage in any line of business or to compete with any Person; and

         (viii) each written warranty, guaranty, and other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business.

    (b) Except as set forth in Schedule 3.18, the Company is in compliance with applicable terms and requirements of each Contract under which the Company has any obligation or liability or by which the Company or any of the assets owned or used by the Company is bound, except where the failure so to comply could not, in the aggregate, have a Material Adverse Effect individually or in the aggregate on the operations or assets of the Company.

    3.19 Insurance.

    (a) The Company has delivered to Buyer true and complete copies of all policies of insurance (and applications therefor) to which the Company is a party or under which the Company, or any director of the Company, is covered (the "Policies").

    (b) Neither any Stockholder nor the Company has received since February 1, 1993, (i) any written refusal of coverage, or (ii) any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

    (c) Except as set forth on Schedule 3.19(c), the Policies, taken together, provide insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed, and are sufficient for compliance with all legal requirements and contracts to which the Company is a party or by which it is bound. All reserves established by the Company, if any, for liabilities and obligations of the Company to furnish warranty service under unexpired warranties for the repair or replacement of products manufactured and shipped by the Company prior to the Closing are adequate.

    3.20 Environmental Matters.  Except as set forth in Schedule 3.20:

    (a) The Company is in compliance in all material respects, with and is not in violation of or liable under any Environmental Law which noncompliance or violation could have a Material Adverse Effect individually or in the aggregate. Neither any Stockholder nor the Company has received any actual or Threatened order, notice, or other communication in writing from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any

Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation on the part of Stockholders or the Company to undertake or bear the cost of any Environmental, Health and Safety Liabilities pertaining to the Company's Facilities or operations except where any such order, notice or communication does not have a Material Adverse Effect individually or in the aggregate.

    (b) There are no pending or to the Knowledge of Stockholders and the Company Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Company or any of the Facilities or any other properties and assets in which the Company has an interest except where any of the foregoing does not have a Material Adverse Effect individually or in the aggregate.

    (c) There are no Hazardous Materials present on or in the Environment at the Facilities in violation of any applicable Environmental Laws which violation could have a Material Adverse Effect individually or in the aggregate or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or, to Stockholders' and the Company's actual knowledge without duty of inquiry or investigation, such adjoining property, or incorporated into any structure therein or thereon, except where the presence of any such Hazardous Materials does not have a Material Adverse Effect individually and in the aggregate. Neither any Stockholder nor the Company, nor any other Person for whose conduct they are or may be held responsible, or, to the Knowledge of Stockholders and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Stockholders or the Company has or had an interest, except in full compliance with all applicable Environmental Laws or except where the conduct of any such Hazardous Activity does not have a Material Adverse Effect individually or in the aggregate.

    (d) There has been no Release or to the Knowledge of Stockholders and the Company Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Stockholders or the Company has or had an interest, or any, to the actual knowledge without duty of inquiry or investigation of Stockholders or the Company, geologically or hydrologically adjoining property, whether by Stockholders, the Company, or any other Person which could have a Material Adverse Effect individually or in the aggregate.

    (e) Stockholders have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or for Stockholders or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

    (f) No work, repairs, remedy, construction or capital expenditures are required by any Environmental Law existing as of the time of this Agreement and as of the Closing Date in order for the continued lawful operation of the Company in the conduct of its present business, which work, repairs, remedy, construction or capital expenditures would have a Material Adverse Effect individually or in the aggregate.

    (g) The Company has neither transported nor arranged for the transportation (directly or indirectly) or disposal of any Hazardous Materials to or at any location which is listed or proposed for listing on the federal Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations in a manner which could have a Material Adverse Effect individually or in the aggregate.

    (h) The Company neither owns nor operates any underground storage tanks, nor are any underground storage tanks located on any portion of the Facilities.

    (i) The Company has not entered into any agreements with any third party under which the Company has agreed to undertake any definite or contingent obligations relating to any Environmental, Health and Safety Liabilities.

    3.21 Labor Relations; Compliance. The Company is not a party to any collective bargaining agreement. Since the date of the Preliminary Closing Balance Sheet, there is not presently pending or existing, and to the Knowledge of Stockholders and the Company there is not Threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, affecting the Company that could have a Material Adverse Effect individually or in the aggregate on the Company, or (c) any application for certification of a collective bargaining agent.

    3.22 Intellectual Property.

    (a) Patents. Schedule 3.22 contains a true and complete list of all patents and patent applications owned by the Company (collectively, the "Patents"). The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances and other adverse claims. No Patent is now involved in any interference, reissue, reexamination or opposition proceeding and, to the Knowledge of Stockholders and the Company, no such action is Threatened with respect to any of the Patents. To the Knowledge of Stockholders and the Company, there is no potentially interfering patent or patent application of any third party. No Patent is infringed or, to the Knowledge of the Stockholders and the Company, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

    (b) Trademarks. Schedule 3.22 contains a true and complete list of all registered and unregistered trademarks and service marks owned by the Company (the "Marks"). The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims. No Mark is now involved in any opposition, invalidation or cancellation proceeding and, to the Knowledge of the Stockholders and the Company, no such action is Threatened with the respect to any of the Marks. To the Knowledge of the Stockholders and the Company, there is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or, to the Knowledge of the Stockholders and the Company, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

    (c) Copyrights. Schedule 3.22 contains a true and complete list and summary description of all copyrights owned by the Company (the "Copyrights"). The Company is the owner of all right, title, and interest in and to each of the Copyrights free and clear of all Encumbrances and other adverse claims. All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Copyright is infringed or, to the Knowledge of the Stockholders and the Company, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All work encompassed by the Copyrights have been marked with the proper copyright notice.

    3.23 Certain Payments. Neither the Company nor any director, officer, agent or employee of the Company or to the Knowledge of the Stockholders and the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for the Company, or
(iv) in violation
of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

    3.24 Product Liability. All goods and products manufactured and shipped prior to the Closing Date were manufactured in accordance with specifications provided by the Company's customers. There is not presently any action, suit, proceeding, claim or investigation pending, or to the Knowledge of the Stockholders and the Company, threatened, against the Company for personal injury or property damage or otherwise relating to the safety or fitness of the goods or products of the Company which action, suit, proceeding, claim or investigation would have a Material Adverse Effect individually or in the aggregate.

    3.25 Disclosure. No representation or warranty of Stockholders or the Company in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Stockholders that:

    4.1 Organization, Good Standing and Capitalization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has assets in excess of liabilities, as set forth on its most recent audited balance sheet, dated March 31, 1997, of $24,797,000.

    4.2 Authority; Due Authorization, Execution and Delivery. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

    4.3 No Conflict. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to (i) any provision of Buyer's charter or Bylaws; (ii) any resolution adopted by the board of directors or stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in Schedule 4.3, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

    4.4 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

    4.5 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyer's Knowledge, no such Proceeding has been Threatened.

    4.6 Availability of Funds. Buyer has sufficient funds available to it to enable it to consummate the transactions contemplated by this Agreement.

5.  COVENANTS OF STOCKHOLDERS AND THE COMPANY.   From and after the date
hereof and until the Closing Date, Stockholders and the Company hereby covenant and agree with Buyer as follows:

    5.1 Access and Investigation. Between the date of this Agreement and the Closing Date during normal business hours in a manner that does not disrupt the Company's ability to conduct its business, Stockholders and the Company will (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request, and (d) permit Buyer and Buyer's Advisors to confirm the terms of Open Orders with the persons who are parties to such Open Orders.

    5.2 Operation of the Businesses of the Company. Between the date of this Agreement and the Closing Date, Stockholders and the Company will: (a) conduct the business of the Company only in the ordinary course of business;
(b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and (c) confer with Buyer concerning operational matters of a material nature.

    5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Stockholders nor the Company will, without the prior consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.17 is likely to occur; (b) declare, set aside, or pay any dividends or other distributions in respect of its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (c) amend its certificate of incorporation or bylaws; or (d) make adjustments to the compensation of, or bonuses to, any of its employees or enter into any new employment, severance or similar agreements or modify any such existing agreements, other than any one time bonuses paid at or prior to Closing.

    5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Stockholders will make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Stockholders and the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Buyer in obtaining all Consents identified in Schedules 3.2 and 4.3.

    5.5 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Stockholders will cause all indebtedness owed to the Company by any Stockholder or Related Person of any Stockholder to be paid in full prior to Closing.

    5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Stockholders will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or respond to any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

    5.7 Notification. Between the date of this Agreement and the Closing Date, each Stockholder and the Company will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of Stockholders' or the Company's representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Stockholder will promptly notify Buyer of the occurrence of any breach of any covenant of Stockholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

    5.8 Legal Requirements. Stockholders and the Company hereby covenant and agree with Buyer, that as promptly as practicable after the date of this Agreement, Stockholders and the Company will, and will cause each of their Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Stockholders and the Company will, and will cause each Related Person to, (i) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and
(ii) cooperate with Buyer in obtaining any necessary Consents.

    5.9 Tax Returns. Stockholders shall have the right to cause the Company to prepare and file the United States federal income and California Franchise Tax Returns of the Company for the taxable periods ending on or prior to the Closing Date. Stockholders shall provide Buyer an opportunity to review and approve of, all such Tax Returns of the Company for taxable periods after the Company converted from subchapter "S" status to subchapter "C" status, which approval may not be unreasonably withheld and which review and approval shall be limited to determining whether a position taken in such Tax Returns could adversely affect another taxable period of the Company. If Buyer should withhold such approval, it shall notify Stockholders within ten (10) Business Days of receipt of the Tax Returns of its disapproval or otherwise waive its right to challenge the Tax Returns. The parties shall then use reasonable efforts to resolve such disagreement. If the parties remain unable to resolve such disagreement within ten (10) Business Days of notice of disagreement from Buyer to Stockholders, Stockholders shall retain a "Big Six" national accounting firm, other than KPMG Peat Marwick LLP or Ernst & Young LLP (the "Tax Arbitrator"), to determine whether the Tax Returns were prepared in accordance with prudent tax practices. If the Tax Arbitrator determines that such Tax Returns were prepared in such manner, then the Tax Returns shall be filed with the respective governmental agency in the manner prepared by Stockholders and Buyer shall be responsible for all costs incurred by the Tax Arbitrator in resolving the dispute. If the Tax Arbitrator determines that such Tax Returns were not prepared in accordance with prudent tax practices, then the Tax Returns shall be filed in the manner directed by the Tax Arbitrator and Stockholders shall be responsible for all costs incurred by the Tax Arbitrator in resolving the dispute.

6. COVENANT OF BUYER. Buyer hereby covenants and agrees with Stockholders, that as promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Stockholders with respect to all filings that Stockholders are required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with Stockholders in obtaining any necessary Consents.

7.  EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS.

    7.1  Employment.

    (a) Continuation of Employment. Following the Closing Date, Buyer will cause the Company to continue to employ all employees of the Company as of the Closing Date, including, without limitation, all employees who on the Closing Date are on layoff or leave of absence and who, under applicable policies and procedures of the Company as in effect on the day immediately preceding the Closing Date, are entitled to recall or return rights which have not yet expired (including but not limited to circumstances where such employees have the right to be reinstated to active employment under the terms of an applicable collective bargaining agreement or applicable law, including, without limitation, the Family and Medical Leave Act of 1993, as amended, and the Americans with Disabilities Act of 1990, as amended, or the expiration of any holiday, vacation or leave taken pursuant to the policies or practices of the Company in effect as of the Closing Date, and Buyer reasonably determines are able, with or without reasonable accommodation, to adequately perform all of the essential functions of the job that they held immediately prior to the Closing); provided, however, that neither Buyer nor the Company are required to continue such employment thereafter. Buyer is specifically responsible to cause the Company to make all severance payments to those employees of the Company who do not elect to continue their employment after the Closing Date as may be required by an existing severance policy of the Company or employment agreement between the Company and such employee.

    (b) Installation of Buyer's Benefit Plans. As of the Closing Date, Buyer agrees to establish a package of compensation, welfare and other benefit plans (including, without limitation, group health insurance), programs and arrangements for the benefit of the current employees of the Company that are substantially comparable in the aggregate to those plans, programs and arrangements currently maintained by Buyer and Related Persons for their current employees. Notwithstanding the foregoing, Buyer shall have the right, in its sole discretion consistent with applicable law, to make changes from time to time in the package of benefits available to employees, including to add and/or discontinue benefits and/or benefit providers. Buyer will cause the Company to recognize, for all purposes, including but not limited to eligibility, vesting, level of benefits and benefit accruals, all service, compensation, and plan participation credited to each employee by the Company through the Closing Date.

    (c) Personnel Information. The Company will furnish to Buyer such information in its personnel files as Buyer may reasonably request in connection with determining whether to employ a person currently employed by the Company as an employee of the Company.

    7.2 No Third Party Beneficiary Rights. Nothing in this Section 7 will create any third party beneficiary rights in any employee or former employee of the Company or Buyer (including any dependent or beneficiary thereof) to continued or resumed employment or to benefits that may be provided under any employee benefits plan or arrangement.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

    8.1 Accuracy of Representations. The representations and warranties of Stockholders and the Company set forth in Section 3 hereof shall be true and complete as of the Closing in all material respects.

    8.2 Stockholders' Performance. The covenants of Stockholders set forth in Sections 5 and 7 hereof shall have been duly performed and complied with in all material respects.

    8.3  Approvals and Consents.  Each of the Consents identified in Schedule
3.2 shall have been obtained and shall be in full force and effect.

    8.4 Delivery of Documents. Each of the following documents shall have been delivered to Buyer:

    (a) an opinion of Riordan & McKinzie, dated the Closing Date, substantially in the form of Exhibit 8.4(a);

    (b) a certificate executed by Stockholders and the Company representing and warranting to Buyer that each of the Stockholders' and the Company's representations and warranties set forth in Section 3 hereof is true and complete as of the Closing Date, in the form of Exhibit 8.4(b);

    (c) employment agreement executed by Robert Perry, in the form of Exhibit 8.4(c);

    (d) a non-competition agreement executed by Wells- Handelman, in the form of Exhibit 8.4(d) for which no consideration hereunder has been allocated.

    (e) the Certificates;

    (f) the Pay-Off Statements and U.C.C.-3 termination statements and/or mortgage satisfaction pieces releasing and terminating any liens and security interests held by Mellon Bank securing the Purchase Price Indebtedness;

    (g) the release in the form of Exhibit 11.7;

    (h) the Escrow Agreement in the form of Exhibit 2.5(d); and

    (i) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

    8.5 No Material Adverse Change. Since the date of the Balance Sheet, there shall not have been any Material Adverse Change in the business, operations, properties, assets, or condition of the Company, and no event shall have occurred or circumstance shall exist that could result in such a Material Adverse Change individually or in the aggregate.

    8.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Stockholders to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

    8.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Related Person to Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement that could have a Material Adverse Effect individually or in the aggregate, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

    8.8 Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing.

    8.9 HSR Notification. All applicable waiting periods pursuant to HSR shall have expired.

9. CONDITIONS PRECEDENT TO STOCKHOLDERS' OBLIGATION TO CLOSE. The Stockholders' obligation to sell the Shares and to take the other actions required to be taken by the Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Stockholders, in whole or in part):

    9.1 Accuracy of Representations. The representations and warranties of Buyer set forth in Section 4 hereof shall be true and complete as of the Closing in all material respects.

    9.2 Buyer's Performance. The covenant of Buyer set forth in Section 2.5(b) hereof shall have been duly performed and complied with in all respects, and the covenants of Buyer set forth in Sections 6 and 7 hereof shall have been duly performed and complied with in all material respects.

    9.3  Approvals and Consents.  Each of the Consents identified in Schedule
4.3 shall have been obtained and shall be in full force and effect.

    9.4 Delivery of Documents. Each of the following documents shall have been delivered to Stockholders:

    (a) a certificate executed by Buyer representing and warranting to Stockholders that each of Buyer's representations and warranties set forth in
Section 4 hereof is true and complete as of the Closing Date, in the form attached hereto as Exhibit 9.4(b);

    (b) such other documents as Stockholders may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement; and

    (c) the Escrow Agreement in the form of Exhibit 2.5(d).

    (d) an employment agreement executed by Robert Perry, in the form of
Exhibit 8.4(c).

    9.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Stockholders to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

    9.6 HSR Notification. All applicable waiting periods pursuant to HSR shall have expired.

10.  TERMINATION.

    10.1 By Buyer.

    (a) Failure to Satisfy Conditions Precedent. If any of the conditions set forth in Section 8 have not been satisfied prior to the Closing Date, Buyer shall deliver written notice to Stockholders specifying such unsatisfied condition and the Stockholders shall have five days during which to cure the unsatisfied condition. The Closing Date will then be postponed five days. If, at the end of such five day period, the Stockholders have failed to cure such unsatisfied condition, then Buyer may terminate this Agreement by written notice delivered to the Stockholders, whereupon Buyer shall be relieved of all liability hereunder, or Buyer may waive the unsatisfied condition or conditions and proceed with the Closing. Buyer's waiver of any unsatisfied condition of the Closing shall not constitute a waiver by Buyer of any other condition or any right or remedy to which

Buyer may be entitled except with respect to the waived unsatisfied condition.

    (b) Due Diligence Inspection. If Buyer, in Buyer's sole and absolute discretion, is not satisfied with the results of any of the inspections relating to environmental matters, then Buyer, at its option, may terminate this Agreement by giving written notice to the Stockholders; provided, in order to be effective, that notice must be given on or before August 18, 1997.

    10.2 By Stockholders. If any of the conditions set forth in Section 9 have not been satisfied prior to the Closing Date, the Stockholders shall deliver written notice to Buyer specifying such unsatisfied condition and Buyer shall have five days during which to cure the unsatisfied condition. The Closing Date will then be postponed five days. If, at the end of such five day period, Buyer has failed to cure such unsatisfied condition, then the Stockholders may terminate this Agreement by written notice delivered to Buyer, whereupon the Stockholders shall be relieved of all liability hereunder, or the Stockholders may waive the unsatisfied condition or conditions and proceed with the Closing. The Stockholders' waiver of any unsatisfied condition of the Closing shall not constitute a waiver by the Stockholders of any other condition or any right or remedy to which the Stockholders may be entitled.

    10.3 Effect of Termination.  Each party's right of termination under
Section 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

11.  INDEMNIFICATION; REMEDIES.

    11.1 Survival. Subject to Section 11.9 below, the representations and warranties set forth in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement, and the covenants and obligations set forth in this Agreement, will survive the Closing Date and, except for the representations set forth in Sections 3.3 (relating to capitalization) and 3.11 (relating to Taxes) which will survive the Closing Date until the expiration of the applicable statutory period of limitation, and except for the representations set forth in Section 3.20 (relating to environmental matters) which will survive the Closing Date for a period of ten (10) years which beginning on the first anniversary of the Closing Date will be based only on, and qualified by, the Stockholders' actual knowledge as of the date of the execution of this Agreement without duty of inquiry or investigation, will expire on the first anniversary of the Closing Date, and, thereafter, no claim may be brought arising under or in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that any covenants and obligations of Buyer set forth in this Agreement to be performed by Buyer after the Closing Date will survive without limitation. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation except for the representations set forth in Section 3.20 which beginning on the first anniversary of the Closing Date will be qualified by the actual knowledge of the Stockholders as of the date of execution of this Agreement without duty of inquiry or investigation beginning on the first anniversary of the Closing Date.

    11.2 Indemnification and Payment of Damages by the Stockholders. Wells Trust and Handelman Trust, jointly and severally between each other, and Wells-Handelman jointly and severally, in accordance with the procedures and limitations set forth in Section 11.8, jointly and severally, will indemnify and hold harmless Buyer, and its respective Representatives, stockholders, controlling persons, and Related Persons and the Company (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by the Stockholders and the Company in Section 3 of this Agreement, the Schedules, or any other certificate or document delivered by Stockholders to Buyer pursuant to this Agreement; (b) any breach by any Stockholder of any covenant or obligation of such Stockholder in this Agreement; (c) any product shipped by, or any services provided by, the Company prior to the Closing Date; (d) taxes of the Company or Stockholders attributable to taxable periods ending on or before the Closing Date; (e) any tax imposed by any government authority upon an audit of any taxable period ending on or before the Closing Date; or (f) any claim arising out of, relating to or in connection with the Company on account of any matter arising, occurring or taking place prior to the Closing Date except for such matters reflected or reserved for in the Closing Balance Sheet or such matters as set forth in the Schedules, except for the Stockholders' obligation to indemnify Buyer for item 1 on Schedule 3.16 which shall not be subject to any limitations under this Agreement.

    The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

    Subject to Section 11.4 and 11.5, the parties agree and acknowledge that all claims of indemnification by Buyer against the Stockholders, must be satisfied by set-off as provided under Section 12 against all amounts due and owing under the Deferred Payment prior to recourse to the Escrow Fund. Subject to Section 11.4, in the event of a Proceeding in which Buyer seeks indemnification from Stockholders under Section 11.4, Buyer shall notify Stockholders in writing of Buyer's belief that it has a right of set-off against part or all of the Deferred Payment for a claim against the Stockholders as indemnifying parties hereunder. Stockholders shall have 30-days to respond to Buyer's notice and if Stockholders do not dispute, in whole or in part, the amount claimed by Buyer as a set-off, the undisputed amount shall be set-off against the Deferred Payment. Any disputed amount shall be resolved by the parties in good faith, subject to the provisions of
Section 11.10. If any amount of Deferred Payment is subject to a claim as yet unresolved when the Deferred Payment is otherwise payable on the first anniversary of the Closing Date, such amount of Deferred Payment shall be paid into the Escrow Account to be held until such dispute is resolved and any amounts of Deferred Payment which have not then been set-off against or is not then the subject of a dispute, shall be paid as provided in Section 2.2(c). Subject to the foregoing provisions, Buyer shall set-off against, amounts due and owing under the Deferred Payment, until all of Buyer's remaining payment obligations, if any, under the Deferred Payment have been exhausted. Any remaining amounts due to Buyer from Stockholders under such Proceeding or any subsequent Proceeding may be satisfied by the Escrow Fund.

    11.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless the Stockholders, and will pay to the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, the Schedules delivered by Buyer to Stockholders pursuant to this Agreement; (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or (c) any claim arising out of, relating to or in connection with the Company on account of any matter arising, occurring or taking place on or after the Closing Date.

    11.4 Procedure For Indemnification -- Third Party Claims.

    (a) Promptly after receipt by an indemnified party under Sections 11.2, or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

    (b) The indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent; provided however, that if such consent to a compromise or settlement of such claims is withheld by the indemnified party, the indemnifying party shall only be liable to the indemnified party for the compromise or settlement amount that the indemnifying party has negotiated regarding such Proceeding. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party with the consent of the indemnifying party (which consent shall not be unreasonably withheld).

    (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or any Related Person other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

    (d) Stockholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served by an indemnified party on Stockholders with respect to such a claim anywhere in the world.

    11.5 Limitation of Indemnification.

    (a) Subject to the provisions of Section 11.9, the obligation of the Stockholders to indemnify Buyer under Section 11.2 will expire on the first anniversary of the Closing Date, except for claims for indemnification under Section 11.2(a) relating to Sections 3.3 (relating to Capitalization) and 3.11 (relating to Taxes) which will expire upon the expiration of the applicable statutory period of limitation, Section 3.6 (relating to Title to Properties and Encumbrances) which will expire on the Closing Date and Section 3.20 (relating to Environmental Matters) which beginning on the first anniversary of the Closing Date will be based on and qualified by the Stockholders' actual knowledge as of the date of execution of this Agreement without duty of inquiry or investigation, survive the Closing Date for a period of ten (10) years. The obligation of the Buyer to indemnify the Stockholders under
Section 11.3 will expire on the first anniversary of the Closing Date. No such termination shall occur as to matters as to which an indemnified person has given notice of a claim for indemnification in accordance with Section
11.4 on or prior to the applicable termination date, in which case the obligation shall survive until the claim is finally resolved, and with respect to any fraudulent misrepresentation or fraudulent material omission or fraudulent breach of warranty, which shall survive without time limitation.

    (b) The right of either party to be indemnified pursuant to Section 11 shall not apply until the sum of the Damages suffered by such party on a cumulative basis equals or exceeds $250,000 at which point the indemnifying party shall become obligated to indemnify the indemnified party for all Damages relating back to the first dollar. In no event shall the collective liability of the Stockholders under this Section 11 exceed $6,000,000 nor shall the Stockholders be liable for more than $2,000,000 with respect to their indemnification obligations pursuant to Section 3.20 (relating to Environmental Matters) for any claim made after the first anniversary of the Closing Date.

    (c) Any Amounts owed to Buyer by any Stockholder under Sections 2.3(e), 2.3(f) or 11 shall be offset by (i) any income tax benefit to the Company resulting from the payment of any Damages which are indemnified hereunder,
(ii) the amount of any insurance payment under the insurance policy of the Company resulting from any Damages which are indemnified hereunder, and (iii) any amounts recovered by the Company in connection with the lawsuit against Hayward, Tilton & Rolapp, et al.

    11.6 Procedure For Indemnification-- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

    11.7 Release of Claims. Each Stockholder hereby agrees to release any claims against the Company including but not limited to claims for contribution for any obligation of the Stockholders under this Agreement, or otherwise, and to execute a Release Agreement in the form of Exhibit 11.7.

    11.8 Pursuit of Remedies. Notwithstanding any other provision of this Agreement, Buyer and Stockholders acknowledge and agree that any Person entitled to indemnification from the Stockholders under this Agreement must first seek indemnification from each of the Stockholders on a pro rata basis based on share ownership. Should the Person entitled to indemnification be unable to collect the full pro rata portion of the indemnifiable amount from each Stockholder after fully pursuing all legal remedies, that Person may then seek indemnification from any of the Stockholders; provided, however, that under no circumstances shall the Wells Trust or the Handelman Trust be liable for any portion of the indemnifiable amount not paid by Wells-Handelman.

    11.9 Reduced Period for Claims. Notwithstanding any provision of this Agreement to the contrary with respect to the period during which claims may be made, no claim may be brought against the Stockholders after the date on which (a) the Company sells substantially all of its assets except for a transfer of such assets to a wholly owned subsidiary of Triumph Group, Inc.,
(b) Buyer ceases to own more than 50% of the outstanding voting stock of the Company or more than 50% in value of the outstanding stock of the Company, except for the transfer of such outstanding stock by Buyer to a wholly-owned subsidiary of Triumph Group, Inc., or (c) Triumph Group, Inc. ceases to own, directly or indirectly, more than 50% of the outstanding voting stock of Buyer or more than 50% in value of all outstanding stock of Buyer except for a transfer in ownership to a wholly owned subsidiary of Triumph Group, Inc.

    11.10 Resolution of Claims; Court Costs and Other Expenses. If Buyer makes any claim for an amount pursuant to this Section 11 for itself or for indemnification of any third party claim, Buyer shall submit such additional information as it may have available excluding (i) confidential and proprietary information of the Company, (ii) confidential information subject to the attorney-client privilege and/or constituting attorney work product, and (iii) confidential information subject to a confidentiality agreement with a third party, to allow Stockholders to evaluate such claim and Buyer shall cooperate, and shall cause the Company to cooperate, with Stockholders in order for the Stockholders to determine whether they are liable under this
Section 11 and the extent of such liability. If, after such review, Stockholders believe that they will not be liable for any payment under this Agreement or that they are liable for a lesser amount than the amount of claims submitted by Buyer, Buyer and Stockholders shall endeavor in good faith to resolve such disagreement, including referring any dispute as to accounting issues to arbitration as provided in Section 2.3(f). If Buyer files suit against Stockholders to collect the amount of such claim, Buyer shall pay Stockholders' legal fees and court costs if the amount admitted by the Court with respect to such claim is closer to the amount of claim admitted by Stockholders than the amount of claim claimed by Buyer and Stockholders shall pay Buyer's legal fees and court costs if the amount awarded by the Court with respect to such claim is closer to the amount claimed by Buyer than the amount admitted by Stockholders. If Buyer makes claims aggregating more than $2 million against Stockholders and if it is ultimately determined that Buyer does not recover more than $2 million, Buyer shall pay $50,000 to Wells-Handelman as liquidated damages for her time and inconvenience with respect to such claim.

12.  RIGHT OF SETOFF.

    Subject to the last paragraph of Section 11.2, Buyer may and is hereby authorized at any time and from time to time to setoff and apply against any sum which is due and payable to the Stockholders by Buyer, including without limitation the Escrow Amount pursuant to the terms of the Escrow Agreement and the Deferred Payment, any sum which is due and payable to Buyer by the Stockholders. The rights under this Section 12 are in addition to any other rights and remedies which Buyer may otherwise have.

13.  GENERAL PROVISIONS.

    13.1 Expenses.  Except as otherwise expressly provided in this Agreement,
(a) all expenses incurred by Buyer in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including payment to Value Finders, Inc. and all fees and expenses of agents, representatives, investment bankers, counsel, and accountants, whether incurred as of the date hereof or later incurred, will be paid by Buyer; and (b) all expenses incurred by Stockholders in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, investment bankers, counsel, and accountants, whether incurred as of the date hereof or later incurred, will be paid by the Stockholders, or by the Company prior to Closing, provided, however, that if the Stockholders elect to have their expenses paid by or charged to the Company, the Stockholders acknowledge that the amount of such payment or charge will reduce the Net Operating Assets for purposes of calculating the adjustment to the Purchase Price in accordance with Section 2.3. Further, Buyer will pay any fee required in order to obtain any Governmental Authorization necessary to consummate the transactions contemplated by this Agreement including the HSR Notification and Report Form.

    13.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer determines; provided that Stockholders shall first be afforded an opportunity to review such public announcement and that no such announcement may be made without Stockholders' written consent, except as may otherwise be required by law. Prior to the Closing, unless consented to by Buyer in advance or required by Legal Requirements, Stockholders will keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Buyer and Stockholders will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication; provided, however, that Stockholders shall have the right to make a written communication with the Company's customers, which communication shall be subject to the review and consent of the Buyer (which consent may not be unreasonably withheld).

    13.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Stockholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or legal filings required to be made by Buyer or Stockholders.

    If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

    13.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is concurrently mailed by first class mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

    Stockholders:  Gloria Wells-Handelman
                   12712 Parkyns
                   Los Angeles, California  90049
                   Telecopier:  (310) 472-1817

         with a copy to:

                   Riordan & McKinzie
                   300 South Grand Avenue, 29th Floor
                   Los Angeles, California  90071
                   Attention:  Jeffrey L. DuRocher
                   Telecopier:  (213) 229-8550

    Buyer:    The Triumph Group Operations, Inc.
              Four Glenhardie Corporate Center
              1255 Drummers Lane, Suite 200
              Wayne, Pennsylvania  19087-1565
              Attention:  General Counsel
              Telecopier:  (610) 975-0563

    13.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

    13.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

    13.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between Buyer and Wells-Handelman dated May 12, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    13.8 Assignments, Successors, And No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer; provided however, that any assignment of this Agreement shall not relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

    13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    13.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All references to Schedules or Exhibits refer to Schedules and Exhibits attached to this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    13.11 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

    13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                       BUYER:

                                       THE TRIUMPH GROUP OPERATIONS, INC.



                                       By:________________________________
                                          Name:
                                          Title:


                                       THE COMPANY:

                                       HYDRO-MILL CO.


                                       By:________________________________
                                          Name:
                                          Title:

                                       THE STOCKHOLDERS:



                                       ___________________________________
                                       Gloria Wells-Handelman


                                       Handelman Charitable Remainder Unitrust


                                       By:________________________________
                                          Gloria Wells-Handelman
                                          Trustee


                                       Wells Charitable Remainder Unitrust


                                       By:________________________________
                                          Gloria Wells-Handelman
                                          Trustee

                   Exhibit 2.5(d) Form of Escrow Agreement

                                   ESCROW AGREEMENT

    ESCROW AGREEMENT dated as of August 28, 1997 (the "Escrow Agreement"), among Triumph Group Operations, Inc., a Delaware corporation ("Buyer"), Gloria Wells Handelman, an individual ("Stockholder Representative"), Handelman Charitable Remainder Unitrust, Gloria Wells Handelman, as trustee ("Handelman Trust"), Wells Charitable Remainder Unitrust, Gloria Wells Handelman, as trustee ("Wells Trust"), (collectively, the Wells Trust, the Handelman Trust and Gloria Wells Handelman shall be referred to as "Stockholders") and Imperial Trust Company, a California corporation, as Escrow Agent (the "Escrow Agent").

    Buyer and Stockholders are parties to a Stock Purchase Agreement dated August 28, 1997 (the "Purchase Agreement). This Escrow Agreement is being entered into pursuant to Section 2.5(d) of the Purchase Agreement.

I. DEPOSIT.

    1.1. Simultaneously with the execution and delivery of this Escrow Agreement, Buyer is depositing with the Escrow Agent a total of $2,200,000 in cash, by wire transfer of funds. The Escrow Agent hereby acknowledges upon receipt of such amount, and will deposit it in a segregated escrow account and not commingle it with its own funds.

    1.2. As used herein, the term "Deposit" means the $2,200,000 referred to in Section 1.1, any investments thereof and all amounts earned upon any such investments.

II. DELIVERY OF DEPOSIT BY ESCROW AGENT.

    The Escrow Agent shall hold the Deposit in escrow until authorized hereunder to deliver the same or any specified portion thereof, by wire transfer or otherwise, as directed by Buyer and/or Stockholder
Representative, as the case may be, as follows:

    2.1. On August 31, 1998, the Escrow Agent shall deliver the Deposit, or the portion thereof which is not subject to Buyer's instruction to the Escrow Agent set forth in Section 2.3 below (which instruction has not been already resolved) to the Stockholders according to the allocation set forth in Attachment A attached hereto.

    2.2. Upon receipt of any joint written instruction from Buyer and Stockholder Representative, the Escrow Agent shall deliver the Deposit in accordance with that instruction.

    2.3. Upon receipt by the Escrow Agent of a written notice from Buyer that the Deposit or a portion thereof is to be delivered to Buyer, the Escrow Agent shall promptly deliver a copy of that notice to Stockholder Representative. If within thirty (30) days of delivery of such notice to Stockholder Representative, Stockholder Representative does not notify the Escrow Agent in writing that it disputes Buyer's notice, then the amount of the Deposit requested by Buyer shall be delivered to Buyer. If Stockholder Representative timely notifies the Escrow Agent that it disputes Buyer's notice, then the Escrow Agent shall promptly deliver a copy of Stockholder Representative's notice to Buyer and shall hold such disputed amount of the Deposit until the dispute is finally resolved in accordance with Article III hereof.

    2.4. Notwithstanding the provisions of the Agreement to the contrary, the Escrow Agent shall pay all income earned on the Escrow Account to the Stockholders in accordance with the allocation in Attachment A attached hereto at such time or times as Stockholder Representative shall request in writing. Stockholders shall be responsible for the payment of all taxes on such income and shall furnish appropriate Forms W-9 to Escrow Agent.

III. SETTLEMENT OF DISPUTES.

    3.1. Any dispute which may arise under this Escrow Agreement with respect to the rights of the parties to any portion of the Deposit or the duties of the Escrow Agent hereunder shall be settled either by: (a) mutual written agreement of Buyer and Stockholder Representative, a copy of which, together with appropriate joint instructions, shall be given to the Escrow Agent; or
(b) the procedure set forth in the Purchase Agreement applicable to such dispute, or alternatively if no such procedure applies, a final order, decree or judgment of the Supreme Court of the State of California or the U.S. District Court for the Central District of California (the time for appeal having expired and no appeal having been perfected), a copy of which shall be given to the Escrow Agent. Any claim regarding the Deposit shall be deemed to be a claim under Section 11 of the Purchase Agreement and shall be resolved in the manner set forth in Section 11.10 of the Purchase Agreement. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. Prior to the resolution of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability on the part of the Escrow Agent to anyone, that portion of the Deposit which is the subject of such dispute.

    3.2. In the event unresolved conflicting demands are made or notices served upon the Escrow Agent with respect to this escrow, the Escrow Agent may file a suit in interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader action is brought, the Escrow Agent shall ipso facto be fully released and discharged from all obligations and all duties or obligations imposed upon it by this Escrow Agreement.

                                   2.

IV. INVESTMENTS OF DEPOSIT.

    The Deposit shall be invested or reinvested by the Escrow Agent, until required to be distributed by the Escrow Agent as provided in Article II hereof, in investments selected by the Stockholder Representative in a written direction delivered to Escrow Agent which investments shall be in accordance with the guidelines set forth in Attachment B, without liability on the part of the Escrow Agent to anyone in implementing such investment selection.

V. CONCERNING THE ESCROW AGENT.

    5.1. The Escrow Agent shall be paid a lump sum fee ("Annual Fee") of $2,500 per year during each year of this Escrow Agreement, plus a transaction fee of $10 per transaction, for its services hereunder and shall be reimbursed for any and all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder, including the reasonable fees and disbursements of its counsel. All fees and expenses, including without limitation, the Annual Fee, of the Escrow Agreement shall be paid by Buyer upon execution of the Escrow Agreement. The escrow hereunder will not open until the Annual Fee is paid.

    5.2. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving 60 days' notice of such resignation ("Resignation Notice") to Buyer and Stockholder Representative specifying a date when such resignation shall take effect. Upon resignation, the Escrow Agent shall deliver the Deposit to the successor agent; provided, that the Escrow Agent shall have the right to withhold, from the Escrow Account, an amount equal to such fees and expenses as are then due and owing the Escrow Agent pursuant to Section 5.1 hereof.

    5.3. Following receipt of the Escrow Agent's Resignation Notice, a bank, trust company or similar institution shall be appointed by Stockholder Representative as a successor escrow agent, such successor escrow agent to become an Escrow Agent hereunder upon the resignation date specified in such Resignation Notice. Until a new successor escrow agent is appointed, the Escrow Agent's only duty shall be to hold the Deposit until its successor accepts the escrow and receives the Deposit. Buyer and Stockholder Representative may agree at any time to substitute a new escrow agent upon giving 30 days prior notice to the Escrow Agent then acting.

    5.4. The Escrow Agent undertakes to perform only such duties as are specifically set forth herein and may conclusively rely and shall be protected in acting or refraining from acting in accordance with any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly

                                   3.

authorized to do so. The Escrow Agent shall have no responsibility for the contents of any writing contemplated herein and may rely without any liability upon the contents thereof.

    5.5. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing) and shall not be liable for any mistake of fact or error of judgment or any acts or omissions of any kind unless caused by willful misconduct or negligence. The Escrow Agent shall not be responsible for any losses resulting from investments of the Deposit in accordance with the terms of this Escrow Agreement.

    5.6. Buyer, Stockholder Representative, severally agree to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder (including reasonable attorney's fees) as a consequence of such party's action, and further agree severally to indemnify the Escrow Agent and hold it harmless against one-half of any and all liabilities incurred by the Escrow Agent hereunder which are not a consequence of any party's actions, except in either case liabilities incurred by the Escrow Agent resulting from its own willful misconduct or negligence.

VI. MATTERS BETWEEN BUYER AND STOCKHOLDERS.

         If the Escrow Account is charged with fees and expenses of the Escrow Agreement or if Stockholders (or Stockholder Representative) are required to indemnify Escrow Agent for any reason other than as a direct consequence of actions taken by the Shareholder Representative outside the scope of this Agreement, Buyer shall indemnify, and hold harmless, the Escrow Account, the Stockholders and the Stockholder Representative for any resulting liability or loss.

VII. MISCELLANEOUS.

    7.1. This Escrow Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that Buyer may assign its rights hereunder to a wholly-owned subsidiary of Buyer and Stockholder Representative may assign its rights hereunder to an affiliate of Stockholder Representative, provided that no such assignment by Buyer or Stockholder Representative shall relieve the assignor of any of its obligations hereunder, and the Escrow Agent may assign its rights and obligations hereunder to its successor pursuant to Section 5.3 hereof.


    7.2. This Escrow Agreement contains the entire understanding of the parties

                                   4.

with respect to its subject matter, and may be amended only by a written instrument duly executed by all the parties hereto.

    7.3. This Escrow Agreement shall terminate upon delivery of the entire Deposit in accordance with Article II hereof, provided, however, that the provisions of Section 5.6 and Article VI hereof shall survive such termination.

    7.4. All notices, claims, requests, demands and other communications hereunder ("notices") shall be in writing and shall be delivered by hand, transmitted by facsimile (with copy by mail) or mailed (registered or certified mail, postage prepaid, return receipt requested) to the following addresses:

         (a)  If to Buyer, to:

              Triumph Group Operations, Inc.
              Four Glenhardie Corporate Center
              1255 Drummers Lane, Suite 200
              Wayne, Pennsylvania 19087-1565
              Attention:  Richard M. Eisenstaedt

              with a copy to:

              Ballard Spahr Andrews & Ingersoll
              1735 Market Street, 51st Floor
              Philadelphia, Pennsylvania 19103-7599
              Attention: Edward Slevin

         (b)  If to Stockholder Representative, to:

              Gloria Wells Handelman
              12712 Parkyns
              Los Angeles, California 90049
              Fax:  (310) 472-1817

                                   5.

              with a copy to:

              Riordan & McKinzie
              300 S. Grand Ave., 29th Floor
              Los Angeles, California 90071
              Attention:  Richard J. Welch
                          Jeffrey L. DuRocher
              Fax:  (213) 229-8550

              and a copy to:

              Maher, Lee & Goddard
              18500 Von Karman, Suite 700
              Irvine, California 92612
              Attention: Raymond Lee

         (c)  If to the Escrow Agent, to:

              Imperial Trust Company
              201 North Figueroa, Suite 610
              Los Angeles, CA 90012
              Attention:  David McKellar
              Phone No.: (213) 580-1526
              Fax No.: (213) 975-1258

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. All notices shall be deemed given upon receipts

    7.5. The Escrow Agreement shall be construed and the rights and duties of the parties determined in accordance with the laws of the State of California, without regard to the conflicts of law doctrine thereof.

    7.6. This Escrow Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

    7.7. The Escrow Agent shall not be bound by any agreement or contract between the other parties hereto (whether or not the Escrow Agent shall have knowledge thereof), and the Escrow Agent's only duties and responsibilities shall be to act in accordance with the terms of this Escrow Agreement.

                                   6.

    IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed, each by its duly authorized officer, all as of the date first above written.

BUYER:                                           ESCROW AGENT:

TRIUMPH GROUP OPERATIONS, INC.                   IMPERIAL TRUST COMPANY

By:___________________________                   By:___________________________
     Title:                                           Title:

STOCKHOLDERS:

GLORIA WELLS HANDELMAN

______________________________


WELLS CHARITABLE REMAINDER
UNITRUST

______________________________
Gloria Wells Handelman, as trustee


HANDELMAN CHARITABLE REMAINDER
UNITRUST


______________________________
Gloria Wells Handelman, as trustee

                                     ATTACHMENT A

                      ALLOCATION OF ESCROW FUNDS TO STOCKHOLDERS


Stockholder                                 Percentage
-----------                                 -----------

Wells Charitable Remainder Unitrust              54%

Handelman Charitable Remainder Unitrust          36%

Gloria Wells Handelman                           10%

                                     ATTACHMENT B

    Any amount of the Deposit, up to the whole thereof, may be invested entirely or in part in any of the following:

         (a) Debt instruments issued by United States, any of the states or any local governmental unit including, but not limited to, counties, cities, school districts, and public utilities districts;

         (b) Certificates of deposit, savings accounts, or checking accounts of a financial institution insured by the Federal Depository Insurance Corporation or the Federal Savings and Loan Insurance Corporation (amounts so deposited may exceed the amounts insured by the United States government);

         (c) Money market accounts sponsored by any financial institution with deposits of more than $500,000,000;

         (d) Debt instruments (including commercial paper) of any publicly traded entity;

         (e) Securities that are publicly traded on any securities exchange (either within or without the United States); or

         (f) Mutual funds, investment partnerships or other investment funds, that are primarily invested in assets described in paragraphs 1 through 5.

                   Exhibit 8.4(a) Form of Legal Opinion

                                   August 28, 1997

                                                                   08-247-002

The Triumph Group Operations, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane, Suite 200
Wayne, PA 19087-1565

    Re:  Stock Purchase Agreement

Gentlemen:

    We have acted as counsel to Hydro-Mill Co. (the "Company"), a California corporation, Gloria Wells-Handelman, an individual ("Wells-Handelman"), and Handelman Charitable Remainder Unitrust and Wells Charitable Remainder Unitrust (collectively, the "Trusts" and, with Wells-Handelman, the "Selling Stockholders"), each a charitable remainder trust established under the laws of the State of California, in connection with the execution and delivery of the Stock Purchase Agreement dated as of August 28, 1997 (the "Stock Purchase Agreement") by and among The Triumph Group Operations, Inc. (the "Buyer"), the Company and the Selling Stockholders. This opinion is furnished to you pursuant to Section 8.4(a) of the Stock Purchase Agreement.

    Unless defined in this opinion, capitalized terms are used herein as defined in the Stock Purchase Agreement.

    In so acting, we have examined executed originals or counterparts of the following documents, each dated the date hereof (the "Transaction Documents"):

    (a)  the Stock Purchase Agreement;

    (b)  the Escrow Agreement;

    (c) the Release from the Selling Stockholders to the Company (the "Release"); and

    (d) the Noncompetition Agreement between Wells-Handelman, the Company and the Buyer (the "Noncompetition Agreement").

    We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and trust records, agreements and other documents, and of certificates or comparable documents of public officials and of officers and representatives of the Company and have made such examinations of law as we have deemed necessary in connection with the opinions set forth below.

    We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures (except the Selling Stockholders and officers of the Company on the Transaction Documents), the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies.

    We have also assumed, without verification (i) that the parties to the Transaction Documents and the other agreements, instruments and documents executed in connection therewith, other than the Company and the Selling Stockholders, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Transaction Documents and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties other than the Company and the Selling Stockholders of each Transaction Document and such other agreements, instruments and documents, and (iii) that the Transaction Documents and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party other than the Company and the Selling Stockholders.

    We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are admitted only in California. We are opining herein only as to the effect on the subject transaction of California law and the federal law of the United States, as such laws presently stand; and we are not opining upon, and assume no responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. We express no opinion with respect to (i) antifraud laws; (ii) antitrust laws; or (iii) state securities or "blue sky" laws.

    Based upon the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that:

    1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to own its properties and to carry on its business as presently conducted.

    2. The Company has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to incur the obligations provided therein, and has taken all corporate action necessary (including stockholder approvals to the extent necessary) to authorize the execution, delivery and performance of such Transaction Documents.

    3. Each Trust is a duly formed and validly existing charitable remainder trust under the laws of the State of California and has all requisite trust power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to incur the obligations provided therein, and has taken all action necessary to authorize the execution, delivery and performance of such Transaction Documents.

    4. Wells-Handelman has full legal right and authority to execute and deliver the Transaction Documents to which she is a party and to incur the obligations provided therein.

    5. The execution, delivery and performance by the Company and the Selling Stockholders of the Transaction Documents to which each is a party do not (a) violate the Company's Articles of Incorporation or Bylaws or the trust agreements under which the Trusts are formed, (b) violate any present statute, rule or regulation promulgated by the United States or the State of California, (c) conflict with or breach any judgments, court orders and arbiter's decrees applicable to the Company or the Selling Stockholders of which we have knowledge, or, to our knowledge, result in the creation or imposition of any security interest in or lien or encumbrance upon, any of the assets of the Company pursuant to any item referred to in the preceding clause (c).

    6. Each Transaction Document to which it is a party has been duly executed and delivered on behalf of the Company and each Selling Stockholder and constitutes the legal, valid and binding obligation of the Company and each Selling Shareholder, enforceable in accordance with its respective terms.

    7. No consent or approval of, or notice to or filing with, any federal or state regulatory authority of the United States or the State of California is required by the Company or the Selling Stockholders in connection with the execution, delivery or performance by the Company or the Selling Stockholders of the Transaction Documents or the consummation of the transactions contemplated thereby, except for filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which filings have been made and the applicable waiting period has expired).

    8. The authorized capital stock of the Company consist of 2,000,000 shares of Common Stock, $1.00 par value per share ("Common Stock"), of which 1,000,000 shares of Common Stock are currently issued and outstanding (the "Outstanding Shares"). The Selling Stockholders are the record owners of all the Outstanding Shares. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, no preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to any of the Outstanding Shares.

    We confirm to you that, to our knowledge, no litigation or governmental proceeding is pending or threatened in writing against any Selling Stockholder with respect to the Transaction Documents.

    Our opinion in paragraph 6 is subject to and limited by the following:

              a. the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights of creditors generally, and
    (B) principles of equity, regardless of whether the enforcement is sought in a proceeding at law or in equity;

              b. the effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing or which subject the enforceability of such covenants or provisions under such circumstances to notions of materiality, reasonableness or impairment of security;

              c. the enforceability under certain circumstances of any provision in any document expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law;

              d. the unenforceability under certain circumstances of any provision in any document to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

              e. the unenforceability under certain circumstances of any provision in any document indemnifying a party against, or requiring contributions toward, that party's liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy;

              f. the unenforceability of any provision in any document relating to payment or reimbursement of attorneys' fees in excess of statutory limits or an amount determined to be reasonable by any court or other tribunal;

              g. the effect on enforceability of rights and remedies resulting from certain procedural requirements, such as statutes of limitation, the required format and timing of service or process, court filings, recordation and notices which must meet the minimum statutory requirements; and

              h. the unenforceability of any provisions regarding covenants not to compete which conflict with Section 16600 et seq. of the California Business and Professions Code relating to the invalidity of contracts by which a party is restrained from engaging in a lawful profession, trade or business of any kind.

    As used in this opinion, the phrase "to our knowledge" and other similar phrases signify that, in the course of our representation of the Company, no facts have come to our attention that would give us actual knowledge that any such opinions or other matters are not accurate. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters. Further, the words "to our knowledge" as used in this opinion are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the Company in connection with the transactions described in the Agreement. No inference as to our knowledge of the existence or nonexistence of any fact should, or may, be drawn merely from the fact that we represent the Company to the extent indicated above.

    This opinion may be relied upon by you only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

    This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

                        Very truly yours,

               Exhibit 8.4(b) Form of Stockholder's Certificate

                                    Hydro-Mill Co.
                               Stockholder Certificate

         The undersigned, pursuant to Section 8.4(b) of the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1997, by and among The Triumph Group Operations, Inc., Hydro-Mill Co. (the "Company"), Gloria Wells-Handelman, Handelman Charitable Remainder Unitrust (the "Handelman Trust") and Wells Charitable Remainder Unitrust (the "Wells Trust"), hereby certifies that:

         1. I am an individual and am otherwise qualified and competent to execute and deliver the Agreement and all other documents or agreements described therein and to undertake and perform my obligations thereunder.

         2. Each statement contained in the Agreement regarding a representation and warranty made by me is true and correct as of the date hereof.

         3. I have duly performed all obligations and satisfied all conditions precedent to be performed or satisfied by me pursuant to Section 8 of the Agreement at or prior to the date hereof.

         IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of August, 1997.

                             _______________________________
                             Gloria Wells-Handelman

                Exhibit 8.4(b) Form of Officer's Certificate

                                    Hydro-Mill Co.
                                Officer's Certificate



         The undersigned is the duly elected, qualified and serving Chief Executive Officer of Hydro-Mill Co. (the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1997, by and among The Triumph Group Operations, Inc., the Company, Gloria Wells-Handelman, Handelman Charitable Remainder Unitrust and Wells Charitable Remainder Unitrust. This Certificate is delivered pursuant to
Section 8.4(b) of the Agreement.

         In such capacities, we hereby certify as follows:

         1. Each statement contained in the Agreement regarding a representation and warranty of the Company is true and correct as of the date hereof.

         2. The Company has duly performed all obligations and satisfied all conditions precedent on its part to be performed or satisfied pursuant to
Section 8 of the Agreement at or prior to the date hereof.

         3. Attached hereto as Exhibit A is a true and complete copy of the Articles of Incorporation of the Company, as amended, as in full force and effect at all times through the date hereof.

         4. Attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company, as amended, as in full force and effect at all times through the date hereof.

         5. Attached hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company on the dates set forth thereon authorizing and directing the proper officers of the Company to enter into the Agreement and to take or cause to be taken all such further actions necessary to complete the transactions contemplated thereby. Such resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

         6. Each person who, as a director or officer of the Company, signed the Agreement or any other instrument, agreement or document delivered prior to or on the date hereof in connection with the transactions contemplated by the Agreement was, at the time or the respective times of such signing and delivery, duly elected, qualified and serving as such director or officer, and the signature of each person appearing on any such document is his or her genuine signature.

         7. The below-named person is duly serving on this date as an officer of the Company in the capacity set forth next to her name; the manual signature set forth opposite her name is the genuine signature of such person; and the officer and has been duly authorized to sign each document signed by such person in connection with the transactions contemplated by the Agreement.

    Name                     Office            Manual Signature
------------               ----------          -------------------
Gloria Wells-Handelman     Chief Executive
                           Officer







         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this __ day of August, 1997.

                                        ______________________________________
                                        Gloria Wells-Handelman
                                        Chief Executive Officer


CORPORATE SEAL

        Exhibit 8.4(b) Form of Trustee's Certificate - Handelman Trust

                       Handelman Charitable Remainder Unitrust
                                 Trustee Certificate



         The undersigned, pursuant to Section 8.4(b) of the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1997, by and among The Triumph Group Operations, Inc., Hydro-Mill Co., Gloria Wells-Handelman, Handelman Charitable Remainder Unitrust (the "Handelman Trust") and Wells Charitable Remainder Unitrust, hereby certifies that:

         1. I am the Trustee of the Handelman Trust, and, as such, am authorized to furnish this certificate on behalf of the Handelman Trust.

         2. Each statement contained in the Agreement regarding a representation and warranty of the Handelman Trust is true and correct of the date hereof.

         3. The Handelman Trust has duly performed all obligations and satisfied all conditions precedent on its part to be performed or satisfied pursuant to Section 8 of the Agreement at or prior to the date hereof.

         4. Attached hereto as Exhibit A is a true and complete copy of the trust agreement of the Handelman Trust, as amended, as in full force and effect at all times through the date hereof.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Handelman Trust this 28th day of August, 1997.

                                                _______________________________
                                                Gloria Wells-Handelman, Trustee


TRUST SEAL

          Exhibit 8.4(b) Form of Trustee's Certificate - Wells Trust

                         Wells Charitable Remainder Unitrust
                                 Trustee Certificate

         The undersigned, pursuant to Section 8.4(b) of the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1997, by and among The Triumph Group Operations, Inc., Hydro-Mill Co., Gloria Wells-Handelman, Handelman Charitable Remainder Unitrust and Wells Charitable Remainder Unitrust (the "Handelman Trust"), hereby certifies that:

         1. I am the Trustee of the Wells Trust, and, as such, am authorized to furnish this certificate on behalf of the Wells Trust.

         2. Each statement contained in the Agreement regarding a representation and warranty of the Wells Trust is true and correct of the date hereof.

         3. The Wells Trust has duly performed all obligations and satisfied all conditions precedent on its part to be performed or satisfied pursuant to Section 8 of the Agreement at or prior to the date hereof.

         4. Attached hereto as Exhibit A is a true and complete copy of the trust agreement of the Wells Trust, as amended, as in full force and effect at all times through the date hereof.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Wells Trust this 28th day of August, 1997.

                                                _______________________________
                                                Gloria Wells-Handelman, Trustee


TRUST SEAL

                   Exhibit 8.4(c) Form of Employment Agreement

                                 EMPLOYMENT AGREEMENT

    THIS AGREEMENT made as of the 31st day of July, 1997, by and between The Triumph Group Operations, Inc., a Delaware corporation ("Triumph") and Robert Perry ("Employee").

                                 W I T N E S S E T H

    WHEREAS, all of the capital stock of Hydro-Mill Co., a California corporation, (sometimes referred to in this agreement as the "Company") is being acquired by Triumph by virtue of a Stock Purchase Agreement between the
shareholders of Hydro-Mill Co. and Triumph dated August   , 1997 (the
"Agreement"), and following such transaction, the Company will be operated as either a subsidiary or a division of Triumph; and

    WHEREAS, the assets, business and goodwill of the Company have in large part been developed over a period of years and sustained through the efforts, knowledge and skill of Employee; and

    WHEREAS, Employee will hold a position of trust and confidence and will be entrusted by Triumph with knowledge of its methods of doing business, including the working of its products, the marketing and sale of new and existing products, the names and addresses of its customers and other private and important information; and

    WHEREAS, Triumph desires to assure itself that the experience and skill of Employee will remain available to Triumph for the continued development of the assets, business and goodwill of Company;

    NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained in this agreement and for other good and valuable consideration, including, but not limited to, the continued employment of Employee by Triumph, the parties, INTENDING TO BE LEGALLY BOUND, agree as follows:

    1. Employment Period. Effective upon the Closing Date (as defined in the Agreement), Triumph shall employ Employee to serve the Company, and any affiliated companies engaged in the marketing area presently serviced by the Company, on a full time basis for a period commencing on the Closing Date and continuing until March 31, 2001, unless sooner terminated as hereinafter provided ("Employment Period"). It is understood that the services to be rendered by Employee hereunder shall be as the President of the Company, subject always to the direction and control of the President of Triumph. Employee understands and agrees that Triumph has the right to establish and enforce its customary rules, procedures, and policies, and to define objectives and goals relative to Employee's performance under this Agreement consistent with the business goals of the Company and Triumph. During the Employment Period, Employee agrees to devote his full business time, attention and energy to such operation of the Company and to perform to the best of his ability and with all of his skill and diligence the duties reasonably assigned to him pursuant to the terms of this agreement.

    2. Compensation During Employment Period. As compensation in full for his services hereunder and for his entering into a separate and distinct non-competition arrangement as part of his Employment Agreement, Triumph shall cause Company to pay Employee a base salary at the rate of $150,000 per year ("Base Salary") for the fiscal year ending March 31, 1998, payable in monthly payments from the date hereof, less applicable payroll deductions, subject to such increases in Base Salary during the Employment Period as shall be approved by the Board of Directors of Triumph Group, Inc., the parent corporation of Triumph. In addition, Employee will be eligible to receive a target annual bonus of 50% of Base Salary, with an overachievement potential of up to 100% of Base Salary, in accordance with the bonus plan available to senior executives of Triumph's operating companies based upon the achieving the operational and financial goals set forth on Appendix I to his agreement, subject to such deferral arrangements as are provided in the Triumph Supplemental Executive Retirement Plan effective April 1, 1994 (the "Supplemental Retirement Plan") or otherwise approved by the Board of Directors of Triumph Group, Inc.. For the fiscal year ending March 31, 1998, Triumph agrees that Employee's bonus shall be no less than $30,000.

    Triumph further agrees that, during the Employment Period, Employee shall be entitled to (a) reasonable vacations without cessation of salary payments consistent with Triumph's policies applicable thereto; (b) hospitalization and health and major medical benefits consistent with the existing policies of Company;
(c) group term life insurance coverage of $350,000, (d) reimbursement for travel and entertainment expenses related to Business consistent with policies of Triumph; (d) participation in the Triumph Group, Inc. 1996 Stock Option Plan at levels consistent with senior executives of Triumph operating companies, (e) the travel and accidental death life insurance program, and the short term disability and insured long term disability programs applicable to Triumph's operation company presidents, and (f) such other benefits, including sick leave and eligibility for the Triumph Group, Inc. 401(k) plan, as are made generally available to other managers of companies within Triumph occupying similar positions.

    3.   Annuity/Death Benefit.

    (a) In addition to any other benefits to be provided by Triumph under this agreement, Triumph agrees that it shall provide a paid up annuity of $1 million for the benefit of the Employee, subject to the terms of this Section 3, to be funded by Triumph over a period of four years from the Closing Date
of Triumph's purchase of the business of the Company.   Triumph shall fund
the annuity by making a payment of $300,000 into Employee's annuity account upon the Closing Date (or as soon thereafter a practicable). Thereafter, Triumph shall make additional annual payments on each succeeding anniversary date in amounts to be actuarially determined consistent with the commitment to fund $1 million as of the fourth year after closing.

    (b) In the event Employee is terminated for Cause or quits his employment with the Company, Triumph's obligations to make additional annuity payments under subparagraph (a) of this Section 3 shall cease immediately and Triumph shall have no further obligations under subparagraph (a), provided however that any payments made by Triumph to Employee's annuity account through the date of such termination of employment shall be vested in Employee.

    (c) In the event of Employee's death during the Employment Period, any payments made by Triumph pursuant to subparagraph (a) through the date of death shall be vested in Employee. Upon such death, and in full satisfaction of Triumph's obligations under this Section 3, Triumph shall provide Employee with a total death benefit of one million dollars ($1,000,000). Such $1,000,000 benefit shall be funded by Triumph by payment to Employee's legal representatives of the vested portion of the annuity account, by payment of Employee's group term life insurance benefits, and by such other life insurance as Triumph may elect to obtain to fund its obligations hereunder in the event of Employee's death. In the event Employee's employment is terminated other than for Cause or other than as the result of Employee quitting his employment with Triumph, Triumph shall continue to make the payments set forth in subparagraph (a) of this Section 3 as though the Employee had remained employed for the remainder of the Employment Period, and after the Employment Period shall transfer such account to Employee as Employee may direct in writing.

    4. Inability to Perform. In the event that, during the Employment Period, Employee is substantially unable to perform his duties, by reason of illness or any other incapacity or disability, for a period of six consecutive months, then Triumph, by serving thirty days' prior written notice on Employee, shall have the right, exercisable at its option, to terminate its obligations to Employee at any time after the end of such six-month period (in which event Employee would be eligible to receive all benefits available under the Triumph Group, Inc. short term and long term disability programs).

    5. Termination of Employee. Notwithstanding any other provision of this agreement, Triumph may terminate this agreement (and any future payment obligations) for Employee's breach of duty, gross negligence, or any willful act that constitutes common law fraud or a felony ("Cause"). The phrase "breach of duty" as used herein means the failure by Employee to abide by or follow rules, procedures or policies reasonably promulgated by Triumph, its officers and authorized representatives provided that such failure has not been substantially cured in the judgement of the President of Triumph within thirty (30) days following Employee's receipt of notice from Triumph specifying such failure.

    In the event of a termination under this Section 5, Triumph shall pay to Employee the compensation and benefits otherwise payable to him under Section 2 of this agreement through the last day of his actual employment by Triumph, including accrued vacation allocable to the period worked. In the event Employee is terminated for reasons other than Cause, the parties agree that Triumph's sole and exclusive responsibility and obligation shall be to continue to make regular payments to Employee of his Base Salary for the remainder of this agreement through March 31, 2001 or, at the exclusive option of Triumph, to make a lump sum payment to Employee of his remaining Base Salary, discounted to present value in accordance with published discount tables applicable at the time of termination. In either event, Employee shall be entitled to such benefits under Section 3 of this agreement as are set forth therein.

    Under no circumstances shall Employee, upon termination of his employment hereunder, be entitled to receive any incentive compensation payments with respect to the fiscal year in which an early termination occurs, unless otherwise approved by the Board of Directors of Triumph Group, Inc. Nothing herein, however, shall affect Employee's right to receive any previously earned but unpaid deferred compensation payments to which the Employee may be entitled under the Supplemental Retirement Plan.

    6. No-Solicitation. In consideration of Triumph's agreements contained herein, and in order to preserve and protect the acquisition by Triumph of the Company in accordance with the Agreement, Employee hereby agrees to refrain, during the Employment Period and any continued employment with the Company thereafter, and for a period of two (2) years from the date of termination of his employment with the Company, from directly or indirectly soliciting business from any of the Company's customers with respect to the products sold and services performed by the Company. During Employee's employment and the subsequent two (2) year period, Employee shall neither induce nor encourage any employee involved in the above-described business to leave the Company or any other Triumph division or subsidiary.

    7. Remedies. Employee acknowledges and agrees that, in the event of Employee's breach of the non-compete provision of this agreement, Triumph will suffer irreparable harm and Triumph will be entitled to immediate injunctive or other equitable relief from continued breach hereof without prejudice to any of Triumph's other rights and remedies. In addition to the provisions of Section 8 regarding the resolution of disputes generally, Employee and Triumph agree that in the event of a breach of the non-solicitation covenant contained in Section 6, Triumph would have the right to seek injunctive relief from a court of law.

    8. Arbitration of Disputes. In the event Employee's employment is terminated, and Employee contends that such termination was wrongful or otherwise in violation of his rights or privileges, express or implied, whether founded in fact or in law, or any other rights or privileges, or was in violation of any express or implied condition, term, or covenant, whether founded in law or in fact, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of law, Employee and Triumph agree to submit the above-described disputed matter to binding arbitration. Employee and Triumph further expressly agree that in any such arbitration, the exclusive remedy for Employee which may be awarded by the arbitrator(s) shall be limited to back pay owing up to and including the date the arbitration award becomes final, and Employee agrees that he shall not be entitled to any other remedy at law or in equity, including but not limited to general damages, punitive damages, and/or injunctive relief.

    9. Release. In order to induce Triumph to buy the capital stock of the Company pursuant to the Agreement, and for good and valuable consideration including the promises of Triumph made to Employee as contained herein, the receipt and sufficiency of which is hereby acknowledged, Employee hereby releases and forever discharges Triumph and the Company, on behalf of himself, his heirs, successors, representatives and assigns, from any and all claims, demands, liabilities, or causes of action whatsoever, whether known or unknown, which Employee has or ever had against the Company, arising out of his employment or otherwise, at any time prior to, or contemporaneously with, the closing of the transaction contemplated by the Agreement , provided however that nothing contained herein shall operate to release any obligations of Triumph arising under this employment agreement. Employee hereby expressly waives any rights he might have under California Civil Code
Section 1542 and agrees that this paragraph will cover all claims contemplated by California Civil Code Section 1542.

    10. Successors and Assigns. The rights and obligations of Triumph under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Triumph.

    11. Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally but may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

    12   Governing Law.  This agreement shall be governed by the laws of the
State of California.

    13.  Other Agreements.

    (a) This agreement shall be unenforceable and of no further force and effect if the transaction contemplated by the Agreement does not occur.

    (b) This agreement supersedes all prior employee and compensation agreements involving Employee; provided, however, that Employee shall be bound by the terms and conditions of the "Confidentiality and Non-Disclosure Agreement" attached hereto as Exhibit A and incorporated herein by reference, as though such agreement had been separately executed and delivered by him.

    14. Notices. All notices and other communications under this agreement shall be in writing and must be given by postage prepaid, registered or certified mail, as follows:

         (a)  If to Triumph, to:
              Triumph Group, Inc.
              Attn: Vice President & General Counsel
              Four Glenhardie Corporate Center
              1255 Drummers Lane, Suite 200
              Wayne, PA  19087-1565

         (b)  If to Employee, to:
              Robert Perry
              5215 Honeywood Lane
              _______________________
              Anaheim Hills, CA 92807
              _______________________

    IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

                        Triumph Group, Inc.

                        By:  ________________________

                        Title:



                        Employee

                        _______________________________
                          Robert Perry



Witness:  __________________________


Exhibit A - Confidentiality and Non-Disclosure Agreement

Appendix 1 - Bonus Objectives

                                      Appendix 1

                                   Bonus Objectives

Employee's bonus objectives for the fiscal years ending March 31, 1998, 1999, and 2000 shall be as follows:

    The Employee shall be on the same bonus matrix applicable to Triumph's operating company presidents generally consisting of performance measurements of return on net operating assets and operating income targets. For Employee, the return on net operating assets parameters shall be the operation income target divided by the budgeted net operating assets and the operating income targets shall be determined based upon the following EBITDA goals:

    CY 1997        6.0 million

    CY 1998        6.3 million

    CY 1999        6.8 million

    CY  2000       7.5 million

    CY  2001       8.3 million

    The above EBITDA goals will be adjusted to reflect the Triumph fiscal year end of March 31 so that the EBITDA goal for the period from the Closing Date through March 31, 1998 shall be the remaining portion of EBITDA for CY 1997 plus the first three months (January 1 through March 31) of EBITDA for CY 1998. For each year thereafter during the Employment Period, the EBITDA goal for the remaining nine months of the calendar year and the first three months of the succeeding calendar year shall form the EBITDA goal for the corresponding Triumph fiscal year.

                           TRIUMPH GROUP, INC.
                  CONFIDENTIALITY AND PATENT AGREEMENT


     I,                   , in consideration of my employment by Hydro-Mill
Co., a Triumph Group company, and the compensation to be paid or to be paid to me, agree as follows:

     1. Definitions. The term ""Triumph'' as used in this Agreement includes Triumph Group, Inc. and all of its divisions, subsidiaries or affiliates, including the above-named employer.

     2. Disclosure of Confidential Information. I shall not at any time during my employment or thereafter, except as properly required in the course of my employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging to Triumph. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing, and equipment maintenance costs.

     3. Use and Return of Company Property. I shall not, in the course of my employment or thereafter, use or permit others to use materials, equipment or other company property for personal purposes. Further, I shall not make copies of, resell or transfer any computer software owned or licensed by Triumph. On termination of my employment, I will deliver to Triumph all property belonging to Triumph, and will not retain any copies or reproductions of correspondence, reports, drawings, photographs or documents containing Confidential Information or relating in any way to the business of Triumph.

     4. Patents, Copyrights and Trade Secrets. I will disclose and assign to Triumph any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which I may conceive, invent, or discover during the course of my employment with Triumph. Upon Triumph's request, either during or at any time after the termination of my employment with Triumph, I shall execute and deliver all papers, including applications for patents and do such other acts (entirely at Triumph's expense) as may be necessary for Triumph to obtain and maintain proprietary rights in any and all countries and to vest title thereto in Triumph.

     5. Term; Modifications. THE PROVISIONS OF THIS AGREEMENT SHALL SURVIVE TERMINATION OF MY EMPLOYMENT RELATIONSHIP WITH TRIUMPH. This Agreement may be modified or waived only by a written instrument signed by an officer or other authorized executive Triumph.

     6. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement is unenforceable for any reason whatever, such provision shall be appropriately limited and given effect to the extent that it may be enforceable.

     I HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND ITS TERMS.

     Signed at ____________________, this ________ day of ____________, 19____


Witness: ____________________________________        _________________________

                 Exhibit 8.4(d) Form of Non-Competition Agreement

                           NON-COMPETITION AGREEMENT

    THIS NON-COMPETITION AGREEMENT (this "Agreement") is made as of this 28th day of August, 1997, by and among The Triumph Group Operations, Inc., a Delaware corporation, or its wholly-owned nominee ("Buyer"), Hydro-Mill Co., a California corporation (the "Company") and Gloria Wells-Handelman, an individual residing at 12712 Parkyns, Los Angeles, California 90049 ("Seller").

                                   RECITALS

    Concurrently with the execution and delivery of this Agreement, Buyer is purchasing from Seller, Handelman Charitable Remainder Unitrust (the "Handelman Trust") and Wells Charitable Remainder Unitrust (the "Wells Trust", and collectively with the Handelman Trust, the "Trusts"), all of the issued and outstanding shares (the "Shares") of Common Stock, $1.00 par value per share, of the Company, pursuant to the terms and conditions of a Stock Purchase Agreement dated as of August __, 1997 (the "Stock Purchase Agreement"). Section 8.4(d) of the Stock Purchase Agreement requires that a non-competition agreement be executed and delivered by Seller as a condition to the purchase of the Shares by Buyer.

                                   AGREEMENT

    The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. Capitalized terms used but not expressly defined in this Agreement have the meanings assigned to them in the Stock Purchase Agreement.

2. ACKNOWLEDGMENTS BY SELLER. Seller acknowledges that (a) Seller has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company (collectively, the "Confidential Information"): (i) any and all Trade Secrets (as defined below) concerning the business and affairs of the Company, (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and
(iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, excluding in each case, information that has been made public prior to the date hereof, information that has been made public after the date hereof through no breach of Seller, information that otherwise has become available in the public domain beginning after the date hereof through no breach of Seller, excluding, further, any information in general nature including financial information related to the history of the Company prior to the date hereof;
(b) the business of the Company is national in scope; (c) its products and services are marketed throughout the United States; (d) the Company competes with other businesses that are or could be located in any part of the United States; (e) Buyer has required that Seller make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Buyer's purchase of the Shares owned by Seller and the Trusts; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Company business; and (g) for purposes of obtaining injunctive relief, the Company would be irreparably damaged if Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement, provided however that for purposes of other remedies no such acknowledgment is hereby made. As used herein, the term "Trade Secrets" will mean product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of the Company and any other information, however documented, of the Company that is a "trade secret" within the meaning of the California Uniform Trade Secrets Act.

3. CONFIDENTIAL INFORMATION. Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, whether before or after the date hereof, is the property of the Company. Therefore, Seller agrees that Seller will not, at any time, disclose to any unauthorized Persons or use for her own account or for the benefit of any third party (other than the Company or any of their successors) any Confidential Information, whether Seller has such information in Seller's memory or embodied in writing or other physical form, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public
other than as a result of Seller's fault.   Seller agrees to deliver to Buyer,
at any time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of the Company and any other Confidential Information that Seller may then possess or have under Seller's control.

4. NONCOMPETITION. As an inducement for Buyer to enter into the Stock Purchase Agreement and as additional consideration for the consideration to be paid to Seller under the Stock Purchase Agreement, Seller agrees that:

    (a) For a period of five years after the Closing:

         (i) Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company, anywhere within the United States; provided, however, that Seller may purchase or otherwise acquire any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

         (ii) Seller will not, directly or indirectly, either for herself or any other Person, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (B) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any non-secretarial employee of the Company, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company.

         (iii) Seller will not, directly or indirectly, either for herself or any other Person, solicit the business of any Person known to Seller to be a customer of the Company, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company.

    (b) In the event of a breach by Seller of any covenant set forth in Section 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

5. BUYERS' REMEDIES. If Seller breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer and the Company will be entitled to the following remedies:

    (a) Damages from Seller which, at Buyer's election, may be offset against any and all amounts owing to Seller under the Stock Purchase Agreement including without limitation, the Escrow Amount, in which event such offset shall be made in accordance with Sections 11 and 12 of the Stock Purchase Agreement; and

    (b) In addition to its right to Damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and the Company and would be an inadequate remedy for such breach.

7. SELLER'S REMEDIES. If a court of competent jurisdiction determines that Buyer breached any covenant set forth in Section 5 of this Agreement, Seller may elect to terminate this Agreement whereupon Seller will be released from all of the covenants set forth in Sections 3 and 4 of this Agreement and Buyer and the Company will be relieved of all liability hereunder.

8. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Buyer, Company and Seller and will inure to the benefit of Buyer and Company and their respective affiliates, successors and assigns and Seller and Seller's assigns, heirs and legal representatives. Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.

9. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10. GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

11. SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

14. NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below

(or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    Seller:   Gloria Wells-Handelman
              12712 Parkyns
              Los Angeles, California 90049
              Telecopier:    (310) 472-1817

              with a copy to:

              Jeffrey L. DuRocher, Esq.
              Riordan & McKinzie
              300 South Grand Avenue  29th Floor
              Los Angeles, CA 90071
              Telecopier:  (213) 229-8550

    Buyer:    The Triumph Group, Inc.
              Four Glenhardie Corporate Center
              1255 Drummers Lane, Suite 200
              Wayne, Pennsylvania 19087-1565
              Attention:  General Counsel
              Telecopier:  (610) 975-0563

              with a copy to:

              Edward D. Slevin, Esq.
              Ballard Spahr Andrews & Ingersoll
              1735 Market Street, 51st Floor
              Philadelphia, Pennsylvania 19103
              Telecopier:  (215) 864-8999

15. ENTIRE AGREEMENT. This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                        BUYER:

                        THE TRIUMPH OPERATIONS GROUP, INC.



                        By:_______________________________
                           Name:
                           Title:

                        SELLER:



                        __________________________________
                        Gloria Wells-Handelman



                        COMPANY:

                        HYDRO-MILL CO.



                        By:_______________________
                           Name:
                           Title:

                     Exhibit 9.4(b) Form of Buyer's Certificate

                      The Triumph Group Operations, Inc.
                             Officers' Certificate


         The undersigned are the duly elected, qualified and serving President and Chief Executive Officer and the Vice President, General Counsel and Secretary, respectively, of The Triumph Group Operations, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Stock Purchase Agreement (the "Agreement"), dated as of August 28, 1997, by and among the Company, Hydro-Mill Co., Gloria Wells-Handelman, Handelman Charitable Remainder Unitrust and Wells Charitable Remainder Unitrust. This Certificate is delivered pursuant to Section 9.4(a) of the Agreement.

         In such capacities, we hereby certify as follows:

         1. Each representation and warranty of the Company contained in the Agreement was true and correct as of the date of the execution and delivery of the Agreement and is true and correct as of the date hereof.

         2. The Company has duly performed all obligations and satisfied all conditions precedent on its part to be performed or satisfied pursuant to
Section 9 of the Agreement at or prior to the date hereof.

         3. Attached hereto as Exhibit A is a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company as in full force and effect as of the date hereof.

         4. Attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company, as amended, as in full force and effect as of the date hereof.

         5. Attached hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company on the dates set forth thereon authorizing and directing the proper officers of the Company to enter into the Agreement and to take or cause to be taken all such further actions necessary to complete the transactions contemplated thereby. Such resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

         6. Each person who, as a director or officer of the Company, signed the Agreement or any other instrument, agreement or document delivered prior to or on the date hereof in connection with the transactions contemplated by the Agreement was, at the time or the respective times of such signing and delivery, duly elected, qualified and serving as such director or officer, and the signature of each person appearing on any such document is his or her genuine signature.

         7. The below-named persons are duly serving on this date as officers of the Company in the capacities set forth next to their names; the manual signature set forth opposite each such name is the genuine signature of such person; and each such person has been duly authorized to sign each document signed by such person in connection with the transactions contemplated by the Agreement.


    Name                     Office            Manual Signature
    ----                     ------            ----------------


Richard C. Ill            President and
                          Chief Executive      ____________________
                          Officer

Richard M. Eisenstaedt    Vice President,
                          General Counsel,     ____________________
                          Secretary





         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 29th day of August, 1997.



                                             _________________________________
                                             Richard M. Eisenstaedt, Secretary


CORPORATE SEAL

                           Exhibit 11.7 Form of Release

                                    RELEASE

    This Release is being executed and delivered in accordance with Section 8.4(g) of the Stock Purchase Agreement dated August 28, 1997 (the "Agreement") by and among The Triumph Group Operations, Inc., a Delaware corporation, or its wholly-owned nominee ("Buyer"), Hydro-Mill Co., a California corporation (the "Company"), Gloria Wells-Handelman ("Wells-Handelman"), Handelman Charitable Remainder Unitrust, Gloria Wells-Handelman, as Trustee ("Handelman Trust"), and Wells Charitable Remainder Unitrust, Gloria Wells-Handelman, as Trustee ("Wells Trust") (with Wells-Handelman, Handelman Trust and Wells Trust, hereinafter collectively referred to as the "Stockholders"). Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

    Each Stockholder acknowledges that execution and delivery of this Release is a condition to Buyer's obligation to purchase the outstanding capital stock of the Company pursuant to the Agreement and that Buyer is relying on this Release in consummating such purchase.

    Each Stockholder, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the outstanding capital stock of the Company pursuant to the Agreement, hereby agrees as follows:

    Each Stockholder, on behalf of herself or itself and each of her or its Related Persons, hereby releases and forever discharges the Buyer, the Company and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (the "Obligations"), which each of the Stockholders or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, except for (i) the rights of Wells-Handelman as an officer and director of the Company to indemnification or reimbursement from the Company pursuant to the Company's Articles of Incorporation whether or not relating to claims pending on, or asserted after, the Closing Date, provided, however, nothing in this Release shall create an obligation of the Company (other than as may be permitted under the Articles of Incorporation of the Company) to indemnify Wells-Handelman; and (ii) claims by Wells-Handelman for reimbursement of medical expenses under the Company's health care plans which shall be submitted no later than ninety (90) days after the Closing date after which date Wells-Handelman shall not be permitted to submit any claims; and (iii) rights of Wells-Handelman to obtain coverage under, and to receive reimbursements from, the health care insurance policies of the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1995; provided, however, that nothing contained herein shall operate to release any Obligations of Buyer of the Company arising under the Agreement or any Obligation of the Company which Obligation has been disclosed in the Schedules to the Agreement.

    Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

    Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Stockholder, Wells Trust and Handelman Trust jointly and severally between each other and Wells-Handelman, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of the Stockholders of any claim or other matter purported to be released pursuant to this Release.

    If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the California without regard to principles of conflicts of law.

    All words used in this Release will be construed to be of such gender or number as the circumstances require.

    IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this 28th day of August, 1997.



                             ___________________________________
                             Gloria Wells-Handelman



                             Handelman Charitable Remainder
                             Unitrust


                             By:________________________________
                                Gloria Wells-Handelman
                                Trustee



                             Wells Charitable Remainder Unitrust


                             By:________________________________
                                Gloria Wells-Handelman
                                Trustee